Exhibit 10.3

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [***], HAS BEEN OMITTED BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) IS THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE AND CONFIDENTIAL.

Confidential

COLLABORATION AND DISTRIBUTION AGREEMENT

THIS COLLABORATION AND DISTRIBUTION AGREEMENT (the “Agreement”) is entered into as of March 1st, 2021 (the “Effective Date”), by and between ARS PHARMACEUTICALS, INC., a Delaware corporation (“ARS”), having an address of 3525 Del Mar Heights Rd., #855, San Diego, CA 92130, U.S., and Pediatrix Therapeutics, a Cayman corporation (“Pediatrix”), having a registered office at Aequitas International Management Ltd., Grand Pavilion Commercial Center, Suite 24, 802 West Bay Road, P.O. Box 10281, Grand Cayman KY1-1003, Cayman Island. ARS and Pediatrix may be referred to herein individually as a “Party” or collectively as the “Parties”.

RECITALS

WHEREAS, ARS is developing its proprietary Composition referred to as ARS-1, and owns or Controls certain ARS Technology (as each of these capitalized terms is defined below) relating to such Composition;

WHEREAS, Pediatrix is engaged in the research, development and commercialization of pharmaceutical products; and

WHEREAS, ARS and Pediatrix desire that Pediatrix exclusively collaborate and distribute products containing ARS-1 in the Pediatrix Territory (as defined below), all subject to the terms and conditions of this Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, ARS and Pediatrix hereby agree as follows:

1.	DEFINITIONS

1.1	“Aegis Agreement” means the License Agreement dated as of June 18, 2018 between ARS and Aegis Therapeutics, LLC (“Aegis”) and the Supply Agreement dated as of June 18, 2018 between ARS and Aegis.

1.2

“Affiliate” means, with respect to a Party, any entity that, directly or indirectly through one or more intermediaries, controls, is controlled by or is under common control with such Party, but for only so long as such control exists. As used in this Section 1.2, “control” means (a) to possess, directly or indirectly, the power to direct the management or policies of an entity, whether through ownership of voting securities, or by contract relating to voting rights or corporate governance; or (b) direct or indirect beneficial ownership of more than fifty percent (50%) of the voting share capital or other equity interest in such entity.

1.3	“Aggregate Annual Net Sales” means, the aggregate Net Sales of all Products by Pediatrix and its Affiliates and Sublicensee in the Pediatrix Territory in a given Calendar Year.

1.4	“Aggregate Annual Net Sales Milestone Events” has the meaning set forth in Section 8.2(b)(i).

1.5	“Alliance Manager” has the meaning set forth in Section 3.5.

1.6

“Applicable Laws” means the applicable provisions of any and all national, supranational, regional, state and local laws, treaties, statutes, rules, regulations, administrative codes, guidance, ordinances, judgments, decrees, directives, injunctions, orders, permits (including NDAs) of or from any court, arbitrator, Regulatory Authority or governmental agency or authority having jurisdiction over or related to the subject item, including, without limitations, (a) relevant implementing laws in the Pediatrix Territory, (b) U.S. Export Control Laws, (c) FCPA and all applicable anti-corruption laws and trade control laws, (d) applicable regulations and guidelines of the NMPA and other Regulatory Authorities and the ICH guidelines, (e) applicable Good Clinical Practices (GCP), Good Laboratory Practices (GLP) and current Good Manufacturing Practices (cGMP) promulgated by NMPA and other Regulatory Authorities or the ICH; (f) all applicable industry and trade standards, including applicable standards of the ISO with, at a minimum, the ISO 9001/9002 quality standards.

1.7	“ARS Collaborator” means any Third Party licensee of ARS with respect to the Development and Commercialization of Compositions and Products in any country outside the Pediatrix Territory.

1.8	“ARS Indemnitee” has the meaning set forth in Section 12.2.

1.9

“ARS Know-How” means all Know-How that is Controlled by ARS or its Affiliates as of the Effective Date or during the Term (including Know-How constituting New IP), that is (i) necessary for the development, manufacture, sale, offering for sale, importation, or otherwise commercialization of the Product in the Field in the Pediatrix Territory; or (ii) arising out of activities related to the development, manufacture, sale, offering for sale, importation, or otherwise commercialization of the Product in the Field in and outside the Pediatrix Territory; provided that, if a Third Party becomes an Affiliate of ARS after the Effective Date as a result of a Change of Control of ARS, then ARS Know-How shall exclude the Know-How owned or controlled by such Third Party before the closing of such Change of Control transaction, unless such Know-How is already Controlled by ARS or its Affiliates before the closing of such Change of Control transaction. For clarity, the ARS Know-How includes the Know-How of ARS’s CMO to the extent that these are necessary or reasonably useful for the Manufacture of any Composition or Product; provided such Know-How is in ARS’s possession and ARS has the legal right to transfer such Know-How.

1.10

“ARS Patents” means all Patents in the Pediatrix Territory that are Controlled by ARS or its Affiliates as of the Effective Date or during the Term (including any Patents constituting New IP) that are (i) necessary for the development, manufacture, sale, offering for sale, importation, or otherwise commercialization of the Product in the Field in the Pediatrix Territory; or (ii) arising out of activities related to the development, manufacture, sale, offering for sale, importation, or otherwise commercialization of the Product in the Field in and outside the Pediatrix Territory; and that would be infringed, absent a license or other right to practice granted to Pediatrix under such Patents, by the research, Development, manufacture, use, or importation of any Composition, or research, Development, Manufacture, use, importation, offer for sale or sale of any Product, in the Field in the Pediatrix Territory (considering patent applications to be issued with the then-pending claims); provided that, if a Third Party becomes an Affiliate of ARS after the Effective Date as a result of a Change of Control of ARS, then ARS Patents shall exclude the Patents owned or controlled by such Third Party before the closing of such Change of Control transaction, unless such Patent is already Controlled by ARS or its Affiliates before the closing of such Change of Control transaction. The ARS Patents existing as of the Effective Date are set forth in Exhibit 1 hereof.

1.11	“ARS Product Marks” has the meaning set forth in Section 10.7.

1.12	“ARS Technology” means the ARS Know-How and the ARS Patents.

1.13

“Business Day” means a day other than a Saturday, Sunday or any day on which banks located in California, United States, Cayman Islands or Beijing, China are authorized or obligated to close. Whenever the agreement refers to number of days, such number shall refer to calendar days unless Business Days are specified.

1.14	“Calendar Quarter” means each respective period of three (3) consecutive months ending on March 31, June 30, September 30, or December 31.

1.15	“Calendar Year” means each respective period of twelve (12) consecutive months ending on December 31.

1.16

“cGMP” means all applicable current Good Manufacturing Practices including, as applicable, (a) the principles detailed in the U.S. Current Good Manufacturing Practices, 21 C.F.R. Parts 4, 210, 211, 601, 610 and 820, (b) European Directive 2003/94/EC and Eudralex 4, and (c) the principles detailed in the ICH Q7 guidelines, each as may be amended from time to time

1.17

“Change of Control” means, with respect to a Party, (a) a merger, reorganization, consolidation or other transaction involving such Party and any entity that is not an Affiliate of such Party as of the Effective Date, which results in the voting securities of such Party outstanding immediately prior thereto, or any securities into which such voting securities have been converted or exchanged, ceasing to represent at least fifty percent (50%) of the combined voting power of the surviving entity immediately after such merger, reorganization, consolidation or other transaction, (b) any entity that is not an Affiliate of such Party as of the Effective Date becoming the beneficial owner of fifty percent (50%) or more of the combined voting power of the outstanding securities of such Party or otherwise acquiring the power (whether through ownership interest, contractual right or otherwise) to direct or cause the direction of the management or policies of such Party.

1.18	“Claim” has the meaning set forth in Section 12.3.

1.19	“CMC” means chemistry, manufacturing, and control.

1.20	“CMO” means a Third-Party company who has contracted with either Party to Manufacture, or engage in Manufacturing activities, of Composition or the Product.

1.21	“Commercial Supply Agreement” has the meaning set forth in Section 7.2(a).

1.22

“Commercialization” means the conduct of all activities undertaken before and after Regulatory Approval relating to the promotion, marketing, sale and distribution (including importing, exporting, transporting, customs clearance, warehousing, invoicing, handling and delivering Products to customers) of Products in the Field in or outside of the Pediatrix Territory, including: (i) sales force efforts, detailing, advertising, medical education, planning, marketing, sales force training, and sales and distribution; (ii) scientific and medical affairs; and (iii) post- approval clinical trials. “Commercialize” and “Commercializing” have correlative meanings.

1.23	“Commercialization Plan” has the meaning set forth in Section 6.2.

1.24	“Commercially Reasonable Efforts” (a) with respect to a Party’s obligations or activities under this Agreement [***].

1.25

“Competitive Product” shall mean any pharmaceutical product (other than the Product) in the Field to which all of the following conditions apply: (i) contains epinephrine and (ii) delivered via a nasal spray.

1.26

“Composition” means (a) the combination of epinephrine and [***] (“ARS-1”), or (b) any other composition or derivative or improvement of ARS-1 that (i) is claimed in a Patent Controlled by ARS or its Affiliates existing on the Effective Date or during the Term or (ii) is otherwise Controlled by ARS or its Affiliates.

1.27	“Confidential Disclosure Agreement” means that certain Confidential Disclosure Agreement between ARS and Pediatrix dated as of September 3, 2020.

1.28

“Confidential Information” means all Know-How and other proprietary scientific, marketing, financial or commercial information or data that is not publicly available, and that is generated by or on behalf of a Party or its Affiliates or which one Party or any of its Affiliates has supplied or otherwise made available to the other Party or its Affiliates, whether made available orally, in writing, or in electronic or visual form, including information comprising or relating to concepts, discoveries, inventions, data, designs or formulae in relation to this Agreement. All ARS Technology shall be ARS’s Confidential Information.

1.29

“Control” or “Controlled” means, with respect to any Know-How, Patents or other intellectual property rights, the legal authority or right (whether by ownership, license or otherwise but without taking into account any rights granted by one Party to the other Party pursuant to this Agreement) of a Party to grant access, a license or a sublicense of or under such Know-How, Patents or other intellectual property rights to the other Party, or to otherwise disclose proprietary or trade secret information to such other Party, without breaching the terms of any agreement with a Third Party, or misappropriating the proprietary or trade secret information of a Third Party.

1.30

“Cost of Goods” means, with respect to any Product supplied by ARS or its Affiliate to Pediatrix under Article 7 (or the Development Supply Agreement and the Commercial Supply Agreement): (i) in the case of products and services acquired from Third Parties relating directly to the manufacture of such Product, [***] the amount [***] by ARS or its Affiliate for such Product manufacture; and (ii) in the case of manufacturing services performed by a ARS or its Affiliate, [***] (i), the Actual Unit Costs of such manufacture. “Actual Unit Costs” shall mean with respect to a Product, Direct Material Costs, Direct Labor Costs, and Manufacturing Overhead [***] in accordance with GAAP. “Direct Material Costs” shall mean [***]. “Direct Labor Costs” shall mean [***]. “Manufacturing Overhead” attributable to such Product [***] shall mean [***] and [***].

1.31

“Data” means any and all scientific, technical, test, marketing or sales data pertaining to any Composition or Product that is generated by or on behalf of Pediatrix or its Affiliates or Sublicensees, or by or on behalf of ARS or its Affiliates or, to the extent Controlled by ARS with a right to disclose to Pediatrix, ARS Collaborators, including research data, clinical pharmacology data, CMC data (including analytical, manufacturing and quality control data and stability data), pre-clinical data, clinical data or submissions made in association with an IND or NDA with respect to any Product.

1.32

“Develop” means to develop (including clinical, non-clinical and CMC development), analyze, test and conduct preclinical, clinical and all other regulatory trials for the Composition or Product, as well as all related regulatory activities and any and all activities pertaining to new indications, pharmacokinetic studies and all related activities including work on new formulations, new methods of treatment and CMC activities including new manufacturing methods. “Developing” and “Development” have correlative meanings.

1.33	“Development Plan” is described in Section 4.2.

1.34	“Development Supply Agreement” has the meaning set forth in Section 7.1(a).

1.35	“Debarred” has the meaning set forth in Section 11.2(a).

1.36	“Discontinued ARS Patent” has the meaning set forth in Section 10.2(a).

1.37	“Discontinued Pediatrix Patent” has the meaning set forth in Section 10.2(b).

1.38	“Drug Product” has the meaning set forth in Section 7.1(a).

1.39	“EMA” means the European Medicines Agency or any successor agency with comparable responsibilities.

1.40	“Excluded Claim” has the meaning set forth in Section 15.3(f).

1.41	“Executive Officers” has the meaning set forth in Section 3.3.

1.42

“Export Control Laws” means all applicable U.S. laws and regulations relating to (a) sanctions and embargoes imposed by the Office of Foreign Assets Control of the U.S. Department of Treasury or (b) the export or re-export of commodities, technologies, or services, including the Export Administration Act of 1979, 24 U.S.C. §§ 2401-2420, the International Emergency Economic Powers Act, 50 U.S.C. §§ 1701-1706, the Trading with the Enemy Act, 50U.S.C. §§ 1 et. seq., the Arms Export Control Act, 22 U.S.C. §§ 2778 and 2779, and the International Boycott Provisions of Section 999 of the U.S. Internal Revenue Code of 1986 (as amended).

1.43	“FCPA” means the U.S. Foreign Corrupt Practices Act (15 U.S.C. Section 78dd-1, et. seq.), as amended; and all applicable local anti-bribery laws and regulations.

1.44	“FDA” means the U.S. Food and Drug Administration or any successor agencies with comparable responsibilities.

1.45	“FDCA” has the meaning set forth in Section 11.2(a).

1.46	“Field” means all human uses including the diagnosis, treatment, palliation, or prevention of all indications, diseases and disorders.

1.47

“First Commercial Sale” means, on a Product-by-Product and region-by-region basis, the first sale by Pediatrix or any of its Affiliates or Sublicensees to a Third Party for end use or consumption of a Product in a region in the Pediatrix Territory after Regulatory Approval has been granted with respect to such Product in such region. [***].

1.48	“First Region” has the meaning set forth in Section 8.3(b)(ii).

1.49	“FTE” means the equivalent of the work of a full-time individual for a twelve (12) month period.

1.50

“GAAP” means the generally accepted accounting principles of the applicable country or jurisdiction, consistently applied, and means the international financial reporting standards (“IFRS”) at such time as IFRS becomes the generally accepted accounting standard and Applicable Laws require that a Party use IFRS.

1.51

“Generic Product” means, with respect to the Product in a country or regulatory jurisdiction, any pharmaceutical product that (a) contains the same composition of active ingredient as such Product in the same pharmaceutical form as such Product; (b) has obtained regulatory approval in such country or regulatory jurisdiction (for an indication for which such Product obtained Regulatory Approval from the applicable Regulatory Authority in such country or regulatory jurisdiction) on an expedited or abbreviated basis in a manner that relied on or incorporated data submitted by ARS, Pediatrix, their Affiliates, licensees or sublicensees under the provisions of Section 505(j) of the U.S. Federal Food, Drug, and Cosmetic Act, Articles 10.1, 10.2, 10.3 or 10a of EU Pharma Directive 2001/83, or similar laws in the applicable country or regulatory jurisdiction; (c) is bioequivalent to the Product, as determined by the applicable Regulatory Authority in such country or regulatory jurisdiction; and (d) is sold in such jurisdiction by a Third Party that is not a sublicensee of Pediatrix or its Affiliates and did not purchase such product in a chain of distribution that included any of Pediatrix or its Affiliates or sublicensees.

1.52

“Global Trial” means a clinical trial designed to obtain data to be used to support filing for and obtaining Regulatory Approval of a Product in the Field in both (a) mainland China or other regions in the Pediatrix Territory and (b) the United States

1.53

“GLP” means all applicable Good Laboratory Practice standards, including, as applicable, as set forth in the then current good laboratory practice standards promulgated or endorsed by the U.S. Food and Drug Administration as defined in 21 C.F.R. Part 58, or the equivalent laws and regulations in the Pediatrix Territory, each as may be amended from time to time.

1.54

“Good Clinical Practice” or “GCP” means all applicable Good Clinical Practice standards for the design, conduct, performance, monitoring, auditing, recording, analyses and reporting of Clinical Trials, including, as applicable (a) as set forth in the International Conference on Harmonization of Technical Requirements for Registration of Pharmaceuticals for Human Use Harmonized Tripartite Guideline for Good Clinical Practice (CPMP/ICH/135/95) and any other guidelines for good clinical practice for trials on medicinal products in the Pediatrix Territory, (b) the Declaration of Helsinki (2004) as last amended at the 52nd World Medical Association in October 2000 and any further amendments or clarifications thereto, (c) U.S. Code of Federal Regulations Title 21, Parts 50 (Protection of Human Subjects), 56 (Institutional Review Boards) and 312 (Investigational New Drug Application), and (d) the equivalent laws and regulations in the Pediatrix Territory, each as maybe amended from time to time.

1.55

“Governmental Authority” means any national, international, federal, state, provincial or local government, or political subdivision thereof, or any multinational organization or any authority, agency or commission entitled to exercise any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power, any court or tribunal (or any department, bureau or division thereof, or any governmental arbitrator or arbitral body).

1.56	“ICC” has the meaning set forth in Section 15.3(a).

1.57	“ICC Rules” has the meaning set forth in Section 15.3(a).

1.58	“ICH” means the International Conference on Harmonization of Technical Requirements for Registration of Pharmaceuticals for Human Use.

1.59

“IND” means an investigational new drug application or equivalent application filed with the applicable Regulatory Authority, which application is required to commence human clinical trials in the applicable country.

1.60	“Indemnitee” has the meaning set forth in Section 12.3.

1.61	“Indemnitor” has the meaning set forth in Section 12.3.

1.62	“Infringement Claim” has the meaning set forth in Section 10.5.

1.63	“Inventions” means all inventions, whether or not patentable, discovered, made or conceived as a result of performance of activities contemplated by this Agreement.

1.64

“Intellectual Property” shall mean, collectively, all intellectual property rights and similar proprietary rights, including Trademarks, copyrights, Know-How and Patents, whether registered or unregistered, and all applications and registrations to register, and renewals and extensions of, any of the foregoing.

1.65	“JSC” and “Joint Steering Committee” has the meaning set forth in Section 3.1.

1.66

“Know-How” means all technical information, know-how and data, including inventions, discoveries, trade secrets, specifications, instructions, processes, formulae, compositions of matter, cells, cell lines, assays, animal models and other physical, biological, or chemical materials, expertise and other technology applicable to formulations, compositions or products or to their manufacture, development, registration, use or marketing or to methods of assaying or testing them or processes for their manufacture, formulations containing them or compositions incorporating or comprising them, and including all biological, chemical, pharmacological, biochemical, toxicological, pharmaceutical, physical and analytical, safety, quality control, manufacturing, nonclinical and clinical data, regulatory documents, data and filings, instructions, processes, formulae, expertise and information, relevant to the research, development, manufacture, use, importation, offering for sale or sale of, or which may be useful in studying, testing, developing, producing or formulating, products, or intermediates for the synthesis thereof. Know-How excludes Patents.

1.67	“License” has the meaning set forth in Section 2.1.

1.68	“Losses” has the meaning set forth in Section 12.1.

1.69

“Manufacture” or “Manufacturing” shall mean the activities required to manufacture Compositions or Products by a Party, itself or through its Affiliate or CMO, including test method development and stability testing, formulation development, process development, manufacturing scale up, process validation, the manufacturing of the starting material, fill and finish activities and quality assurance/quality control.

1.70	“Manufacturing License Condition” means any event identified in Section 2.1(b).

1.71	“Materials” has the meaning set forth in Section 4.7.

1.72

“Medical Affairs Activities” means the activities related to the dissemination of scientific information, coordination of medical information requests and field based medical scientific liaisons with respect to a product, including: (a) any associated activities of medical scientific liaisons and the provision of medical information services with respect thereto; (b) advisory boards; (c) conduct of scientific meetings; (d) publications and (e) any health and economics and research studies. For clarity, “Medical Affairs Activities” excludes Development and Commercialization.

1.73	“Milestone Event” means any event identified in Section 8.2.

1.74	“Milestone Payment” means any payment identified in Section 8.2 to be made by Pediatrix to ARS on the occurrence of a Milestone Event.

1.75

“NDA” means a New Drug Application, as defined by the FDA, a Marketing Authorization Application (MAA), as defined by the EMA, or equivalent application, and all amendments and supplements thereto, filed with the applicable Regulatory Authority in any country or jurisdiction for approval to market a pharmaceutical product (but not including application for Pricing and Reimbursement Approval).

1.76

“Net Sales” means, with respect to any Product, the gross amount invoiced by Pediatrix or its Affiliates or Sublicensees for sale or other transfer or disposition for value to Third Parties, less the following deductions, with respect to the sale or other transfer or disposition of such Product:

[***].

Such deduction amounts shall be determined in accordance with GAAP, consistently applied.

Upon any sale or other transfer or disposition of any Product that should be included within Net Sales for any consideration other than [***]. For clarity, in the event the Product is sold [***].

The transfer of a Product to an Affiliate, Sublicensee, or other Third Party (w) [***], (x) [***], or (z) [***].

In no event shall any particular amount identified above be deducted more than once in calculating Net Sales. [***].

Pediatrix and its Affiliates and Sublicensees shall not sell any Product in combination with or as part of a bundle with other products, or offer packaged arrangements to customers that include a Product, in such a manner as to disproportionately discount the selling price of the Product as compared with the weighted-average discount applied to the other products, as a percent of the respective list prices (or if not available, a good faith estimate thereof) of such products and the Product prior to applying the discount.

1.77	“New IP” has the meaning set forth in Section 10.1.

1.78

“NMPA” means the National Medical Products Administration of the People’s Republic of China, and local counterparts thereto, and any successor agency(ies) or authority having substantially the same function.

1.79

“Patents” means (a) all national, regional and international patents, certificates of invention, applications for certificates of invention, priority patent filings and patent applications, and (b) any renewals, divisions, continuations (in whole but not in part), or requests for continued examination of any of such patents, certificates of invention and patent applications, and any all patents or certificates of invention issuing thereon, and any and all reissues, reexaminations, extensions, divisions, renewals, substitutions, confirmations, registrations, revalidations, revisions, and additions of or to any of the foregoing.

1.80	“Pediatrix Indemnitee” has the meaning set forth in Section 12.1.

1.81	“Pediatrix Product Marks” has the meaning set forth in Section 10.7.

1.82

“Pediatrix Technology” means all (i) all Know-How that Pediatrix or its Affiliates Control as of the Effective Date or during the Term that is necessary or reasonably useful for the research, Development, manufacture, testing, use, importation, offer for sale or sale of any Composition or Product (“Pediatrix Know-How”), and (ii) all Patents that Pediatrix or its Affiliates Control as of the Effective Date or during the Term that would be infringed, absent a license or other right to practice granted under such Patents, by the research, Development, manufacture, use, importation, offer for sale or sale of any Product (considering, for this purpose, pending patent applications to be issued with the then-pending claims) (“Pediatrix Patents”); provided that, if a Third Party becomes an Affiliate of Pediatrix after the Effective Date as a result of a Change of Control of Pediatrix, then Pediatrix Technology shall exclude the Know-How or Patents owned or controlled by such Third Party before the closing of such Change of Control transaction, unless such Know-How or Patent is already Controlled by Pediatrix or its Affiliates before the closing of such Change of Control transaction. For clarity, Pediatrix Technology shall exclude New IP (which shall be owned solely by ARS as set forth in Section 10.1).

1.83	“Pediatrix Territory” means the People’s Republic of China, including mainland China, Hong Kong, Macau and Taiwan, each shall be deemed a region for the purpose of this Agreement.

1.84	“Person” means any natural person, corporation, general partnership, limited partnership, joint venture, proprietorship or other business organization or a Governmental Authority.

1.85

“Pricing and Reimbursement Approval” means, with respect to a Product, the approval, agreement, determination or decision of any Regulatory Authority establishing the price or level of reimbursement for such Product, as required in a given country or jurisdiction prior to sale of such Product in such jurisdiction.

1.86	“Product” means any pharmaceutical product containing a Composition as the sole active ingredient and delivered through nasal spray.

1.87

“Regulatory Approval” means any and all approvals, licenses, registrations, permits, notifications and authorizations (or waivers) of any Regulatory Authority that are necessary for the manufacture, use, storage, import, transport, promotion, marketing, distribution, offer for sale, sale or other commercialization of a Product in any country or jurisdiction.

1.88

“Regulatory Authority” means any Governmental Authority that has responsibility in its applicable jurisdiction over the testing, development, manufacture, use, storage, import, transport, promotion, marketing, distribution, offer for sale, sale or other commercialization of pharmaceutical products in a given jurisdiction, including the National Medical Products Administration (NMPA). For countries where governmental approval is required for pricing or reimbursement for a pharmaceutical product to be reimbursed by national health insurance (or its local equivalent), Regulatory Authority shall also include any Governmental Authority whose review or approval of pricing or reimbursement of such product is required.

1.89

“Regulatory Data” means all regulatory information, materials, data and results relating to a Product which are necessary for Regulatory Approvals and Pricing and Reimbursement Approvals for such Product, including, but not limited to the e-CTD dossiers submitted to and approved by applicable Regulatory Authorities, in-vitro Product testing data and study data, data queries, data tables reports and case report forms generated during any pre-clinical or clinical study or registry study, for such Product.

1.90

“Regulatory Exclusivity” means any exclusive marketing rights or data exclusivity rights conferred by any Regulatory Authority in accordance with Applicable Laws with respect to a Product other than Patents, including, as applicable, rights conferred in the U.S. under the Hatch-Waxman Act or the FDA Modernization Act of 1997, in the EU under national implementations of Article 10 of Directive 2001/83/EC, in mainland China under Section 66 of Provisions for Drug Registration (2007 as updated) (SFDA Order No 28), or rights similar thereto.

1.91

“Regulatory Filing” means all applications, filings, submissions, approvals, licenses, registrations, permits, notifications and authorizations (or waivers) with respect to the testing, Development, manufacture or Commercialization of any Product made to or received from any Regulatory Authority in a given country, including any INDs and NDAs.

1.92

“Safety Data” means Data related solely to any adverse drug experiences and serious adverse drug experience as such information is reportable to Regulatory Authorities in or outside the Pediatrix Territory. Safety Data also includes “adverse events”, “adverse drug reactions” and “unexpected adverse drug reactions” as defined in the ICH Harmonised Tripartite Guideline for Clinical Safety Data Management: Definitions and Standards for Expedited Reporting.

1.93	“SEC” means the U.S. Securities and Exchange Commission, or any successor entity.

1.94	“Second Region” has the meaning set forth in Section 8.3(b)(ii).

1.95

“Sublicensee” means a Third Party to whom Pediatrix grants a sublicense to research, Develop, make, have made, use, import, promote, distribute, offer for sale or sell any Product in the Field in the Pediatrix Territory (either independently from or in cooperation with Pediatrix), beyond the mere right to purchase Products from Pediatrix and its Affiliates. In no event shall ARS or any of its Affiliates be deemed a Sublicensee.

1.96	“Supply Agreement” means the Development Supply Agreement or the Commercial Supply Agreement, as applicable.

1.97

“Tax Withholding Documents” means documents prepared by ARS in order for ARS to obtain benefits under any applicable tax treaty, including the reduction or exemption from any withholding tax and the procurement of any available tax refunds, as described in Section 9.2(b).

1.98	“Term” has the meaning set forth in Section 14.1.

1.99	“Third Party” means any entity other than ARS or Pediatrix or an Affiliate of ARS or Pediatrix, respectively.

1.100

“Trademark” means any trademark, trade name, service mark, service name, brand, domain name, trade dress, logo, slogan, or other indicia of origin or ownership including the goodwill and activities associated with each of the foregoing.

1.101

“Upstream Licenses” means any and all agreements between ARS, or any of its Affiliates, on the one hand, and any Third Party (the “Upstream Licensors”), on the other hand, pursuant to which ARS has (a) in-licensed any Patent or Know-How Controlled by such Third Party that are included as part of the ARS Patents or ARS Know-How or (b) agreed to provisions that would require Pediatrix to make any payments (including royalties) to any Third Party or to undertake or observe any restrictions or obligations with respect to the Development, Manufacture or Commercialization of the Products in the Field. Exhibit 2 sets forth a list of all Upstream Licenses as of the Effective Date.

1.102	“Upstream Licensors” has the meaning set forth in Section 1.101.

1.103	“U.S.” means the United States of America, including its territories and possessions and the District of Columbia.

1.104

“Valid Claim” means (a) a claim of an issued and unexpired patent that has not been revoked or held unenforceable, unpatentable or invalid by a decision of a court or other governmental agency of competent jurisdiction that is not appealable or has not been appealed within the time allowed for appeal, and that has not been abandoned, disclaimed, denied or admitted to be invalid or unenforceable through reissue, re-examination or disclaimer or otherwise, or (b) a claim of a pending patent application that was filed in good faith, has not been pending for more than [***] from its priority date, and has not been cancelled, withdrawn or abandoned or finally rejected by an administrative agency action from which no appeal can be taken.

2.	GRANT OF LICENSES

2.1

Licenses Granted to Pediatrix. Subject to the terms and conditions of this Agreement, ARS hereby grants to Pediatrix, as for ARS Patents until expiration of the last-to-expire Valid Claim in such ARS Patents, and as for ARS Know-How, during the Term, the following license (the “License”):

(a)

an exclusive (even as to ARS, except as expressly set forth herein), nontransferable (except in accordance with Section 16.5), royalty-bearing license, with the right to grant sublicenses as provided in Section 2.2, under the ARS Technology to Develop, use, register, and import Compositions and Products in the Field and in the Pediatrix Territory and to promote, offer for sale and sell Products in the Field and in the Pediatrix Territory, which license includes the rights (i) to incorporate Regulatory Data within the ARS Technology in Regulatory Filings with Regulatory Authorities in the Pediatrix Territory or in Commercialization materials and (ii) to cross-reference Regulatory Filings Controlled by ARS outside the Pediatrix Territory, in each case (i) and (ii) solely for the purposes of (A) obtaining and holding Regulatory Approval for Products in the Field in the Pediatrix Territory or (B) supporting Commercialization activities for Products in the Field in the Pediatrix Territory.

(b)

an exclusive (even as to ARS), nontransferable (except in accordance with Section 16.5), royalty-bearing license, with the right to grant sublicenses as provided in Section 2.2, under the ARS Technology to Manufacture Composition and Products in the Pediatrix Territory solely for the purpose of exercising the license granted in Section 2.1(a); provided that the license in this Section 2.1(b) shall be subject to and effective only upon after demonstration by Pediatrix to ARS that Pediatrix or its Affiliate or CMO is able to manufacture Compositions and Products in a manner and at a level of quality that is no less than the manner and quality of manufacture of Compositions and Products by ARS or its Affiliates or CMOs (that Pediatrix or its Affiliate or CMO possesses such ability, the “Manufacturing License Condition”). In the event that within [***] after Pediatrix’s demonstration described in the preceding sentence the Parties cannot agree on whether Pediatrix, its Affiliate, or CMO meets the Manufacturing License Condition, then the Parties shall expeditiously and in good faith refer such matter for expedited resolution to an Third Party expert mutually agreed upon by the Parties who has at least ten (10) years of experience in the manufacture of pharmaceutical products (or who has such other similar credentials as mutually agreed by the Parties), and such expert’s decision on the matter shall be binding upon the Parties (and, for clarity, such matter shall not be subject to the dispute resolution procedures set forth in Article 15 (Dispute Resolution)).

2.2

Sublicenses. Pediatrix shall have the right to grant sublicenses under the licenses granted in Section 2.1 to (a) any Affiliate (with the right to further sublicense to other Affiliates of Pediatrix) with the prior written notice to ARS; provided that such sublicense shall automatically terminate if the sublicensee ceases to be an Affiliate of Pediatrix, (b) Third Party subcontractor engaged by Pediatrix with the prior written notice to ARS, solely to the extent necessary for the subcontractor to perform certain obligations of Pediatrix under this Agreement and provided that Pediatrix retains the economic interest in the Products, and (c) any Third Party in the Pediatrix Territory with the prior written consent of ARS which consent shall not be unreasonably withheld, delayed or conditioned (for clarity, any further sublicense by such Third Party sublicensees shall also require ARS’s consent). All sublicenses granted under the licenses granted in Section 2.1 shall be in writing and shall be subject to, and consistent with, the terms and conditions of this Agreement. Pediatrix shall ensure that each agreement with a Sublicensee grants ARS all rights with respect to Data, Inventions, Intellectual Property, and Regulatory Filings made or generated by such Sublicensee as if such Data, Inventions, Intellectual Property, and Regulatory Filings were made or generated by Pediatrix. Pediatrix shall be responsible for the compliance of its Sublicensees with the terms and conditions of this Agreement. When Pediatrix requests ARS’s consent to any sublicense, Pediatrix shall provide ARS with a full and complete copy of such sublicense agreement [***]. Within [***] after entering into any such sublicense, Pediatrix shall deliver a fully executed and redacted (to the extent necessary) copy of the agreement to ARS. Pediatrix shall remain directly responsible for all of its obligations under this Agreement that have been delegated, subcontracted or sublicensed to any Affiliates or Sublicensees or subcontractors.

2.3	Licenses Granted to ARS. Subject to the terms and conditions of this Agreement, Pediatrix hereby grants to ARS:

(a)

an exclusive (even as to Pediatrix and its Sublicensees, except as expressly set forth herein), royalty-free, fully-paid, irrevocable, perpetual license, with the right to sublicense through multiple tiers, under the Pediatrix Technology to research, Develop, make, have made, use, register, import, promote, sell and offer for sale Compositions and Products outside the Pediatrix Territory, which license includes the rights (i) to incorporate Regulatory Data within the Pediatrix Technology in Regulatory Filings with Regulatory Authorities outside the Pediatrix Territory and (ii) to cross-reference Regulatory Filings Controlled by Pediatrix in the Pediatrix Territory, in each case solely for the purpose of (A) obtaining Regulatory Approval for Products outside the Pediatrix Territory or (B) supporting commercialization activities for Products outside the Pediatrix Territory; and

(b)	a non-exclusive, royalty-free, fully-paid license, with the right to sublicense through multiple tiers, under the Pediatrix Technology to exercise the reserved rights in Section 2.4(b).

2.4	Reserved Rights. ARS hereby expressly reserves:

(a)	all rights to practice, and to grant licenses under, the ARS Technology outside of the scope of the licenses granted in Section 2.1, for any and all purposes, and

(b)	the right to use the ARS Technology in the Field in the Pediatrix Territory in order to perform its obligations under this Agreement.

Subject only to the rights expressly granted under Section 2.3, Pediatrix hereby expressly reserves all rights to practice, and to grant licenses under, the Pediatrix Technology for any and all purposes.

2.5

No Implied Licenses; Negative Covenant. Except as set forth in this Agreement, neither Party shall acquire any license or other intellectual property interest, by implication or otherwise, under or to any Patents, Know-How or other Intellectual Property owned or controlled by the other Party. Neither Party shall, nor shall it permit any of its Affiliates or sublicensees to, practice any Patents or Know-How licensed to it by the other Party outside the scope of the licenses granted to it under this Agreement.

2.6	Technology Transfer and Assistance.

(a)

Promptly after the Effective Date and in any event within [***] following the Effective Date, ARS shall, at its costs and expenses, disclose and make available to Pediatrix in reasonable form all ARS Know-How, Regulatory Data, and Regulatory Filings in ARS or its Affiliate’s Control as of the Effective Date.

(b)

Thereafter, throughout the Term, ARS shall without additional compensation, disclose and make available to Pediatrix, in whatever form Pediatrix may reasonably request (including by providing copies thereof), all ARS Know-How, Regulatory Data, and Regulatory Filings not previously provided to Pediatrix, promptly after the earlier of the creation, development, making, conception or reduction to practice of such ARS Know-How, Regulatory Data, and Regulatory Filings.

(c)

From the Effective Date to December 31, 2022, ARS shall, at Pediatrix’s request, provide Pediatrix with reasonable access to ARS personnel involved in the Development of Compositions and Product, either in-person at ARS’s facility or by teleconference for up to [***], at [***] costs of Pediatrix. In the event Pediatrix reasonably requests assistance from ARS that would require ARS to provide assistance (i) in the Calendar Year 2021 in [***] in excess of the amounts described in the preceding sentence or (ii) any time after December 31, 2022, ARS [***] provide such assistance to Pediatrix and Pediatrix shall reimburse ARS for such technical assistance and up to a number of [***] as agreed by the Parties in writing at [***] based on written invoices provided by ARS from time to time and within [***] of the receipt of an invoice from ARS.

(d)

Pediatrix shall and shall cause its Affiliates to, without additional compensation, disclose and make available to ARS, in whatever form ARS may reasonably request (including by providing copies thereof), any Pediatrix Know-How not previously provided to ARS, promptly after the earlier of the development, making, conception or reduction to practice of such Pediatrix Know-How.

2.7

Exclusivity. Pediatrix hereby covenants that, during the Term, neither it nor its Affiliates shall, directly or indirectly (including via a license to a Third Party), develop, manufacture, market, promote, sell, or otherwise commercialize any Competitive Product anywhere in the world. ARS hereby covenants that, during the Term, neither it nor its Affiliates shall, directly or indirectly (including via a license to a Third Party), develop, manufacture, market, promote, sell, or otherwise commercialize any Product (except as expressly contemplated under this Agreement) or Competitive Product in the Pediatrix Territory. If a Third Party becomes an Affiliate of a Party after the Effective Date as a result of a Change of Control of a Party, and such new Affiliate is engaged in any activities of a Competitive Product that, if conducted by such Party, would breach its exclusivity obligations set forth in this Section 2.7, then such new Affiliate shall have [***] from the closing of such Change of Control transaction to wind down or divest such Competitive Product, and the continuation of such activities for the Competitive Product during such [***] period shall not constitute a breach of this Section 2.7, so long as such new Affiliate conducts such activities independently of the activities of this Agreement.

2.8

No Diversion. Each Party hereby covenants and agrees that it shall not, shall ensure, that its Affiliates, and sublicensees shall not, either directly or indirectly, promote, market, distribute, import, sell or have sold any Product, including via Internet or mail order, to any Third Party or to any address or Internet Protocol address or the like in the other Party’s territory or to any Third Party that such Party knows (or reasonably should know after due injury) has previously exported or is likely to export the Product to the other Party’s territory. Neither Party shall engage, nor permit its Affiliates and sublicensees to engage, in any advertising or promotional activities relating to any Product for use directed primarily to customers or other buyers or users of the Product located in any country or jurisdiction in the other Party’s territory, or solicit orders from any prospective purchaser located in any country or jurisdiction in the other Party’s territory. If a Party or its Affiliates or its sublicensees receives any order for the Product from a prospective purchaser located in a country or jurisdiction in the other Party’s territory, such Party shall immediately refer that order to such order Party and shall not accept any such orders. Neither Party shall, nor permit its Affiliates and sublicensees to, deliver or tender(or cause to be delivered or tendered) any Product to any Third Party for use in or distribution into the other Party’s territory, except as permitted under this Agreement under Section 2.4.

2.9

Compliance with Law. Each Party shall conduct, and shall use Commercially Reasonable Efforts to cause its sublicensees, contractors, and consultants to conduct, all of its activities contemplated under this Agreement in accordance with all Applicable Laws.

3.	GOVERNANCE

3.1

Joint Steering Committee. Promptly after the Effective Date (within [***] in any event), the Parties shall establish a joint steering committee (the “Joint Steering Committee” or the “JSC”), composed of [***] Party ([***]) to oversee and guide the strategic direction of the collaboration of the Parties under this Agreement. The JSC shall in particular:

(a)

coordinate the Development, regulatory, Commercialization, and other activities of the Parties under this Agreement, and provide a forum for and facilitate communications between the two Parties under this Agreement;

(b)

discuss and determine a strategy for the Development, Manufacture and Commercialization of the Product in the Pediatrix Territory, and approve any (i) Development Plans, and (ii) amendments to the Development Plan;

(c)	review and coordinate strategy for Regulatory Filings for the Product in the Pediatrix Territory;

(d)	discuss and review Medical Affairs Activities for the Product in the Pediatrix Territory;

(e)	review and discuss the Commercialization Plan for Commercialization of the Product in the Pediatrix Territory;

(f)	facilitate exchange of Regulatory Data; and

(g)	perform such other functions as appropriate to further the purpose of this Agreement, as expressly set forth in the Agreement or allocated to it by the Parties’ written agreement.

3.2	Membership and Meetings.

(a)

Members. The JSC representative shall have appropriate knowledge and expertise to make recommendations and decisions arising within the scope of the JSC’s responsibilities. Each Party may replace its JSC representatives on written notice to the other Party, but each Party shall strive to maintain continuity in the representation of its JSC members. Each Party shall appoint one (1) of its representatives to act as a co- chairperson of the JSC. The co-chairpersons shall jointly prepare and circulate agendas to JSC members at least [***] before each regularly scheduled JSC meeting and shall direct the preparation of reasonably detailed minutes for each JSC meeting, which shall be approved by the co-chairpersons and circulated to JSC members within [***] of such meeting.

(b)

Meetings. The JSC shall hold meetings at such times as it elects to do so, but in no event shall such meetings be held less frequently than [***] every [***], unless otherwise agreed by the Parties in writing. Upon reasonable written request by any Party to hold ad-hoc meetings, both Parties agree to schedule such ad-hoc meetings within a reasonable time frame. Meetings of the JSC may be held in person, or by audio or video teleconference, and all in-person meetings shall be held at locations alternately selected by the Parties. Each Party shall be responsible for all of its own expenses of participating in [***] meetings. No action taken at any JSC meeting shall be effective [***].

(c)

Non-Member Attendance. Each Party may from time to time invite a [***] of participants, in addition to its representatives, to attend the JSC meetings in a non-voting capacity; provided that if either Party intends to have any Third Party (including any consultant) attend such a meeting, such Party shall provide at least [***] prior written notice to the other Party and obtain the other Party’s approval for such Third Party to attend such meeting, which approval shall not be unreasonably withheld or delayed. Such Party shall ensure that such Third Party is bound by confidentiality and non-use obligations consistent with the terms of this Agreement.

3.3

Decision-Making. All decisions of the JSC shall be made by [***], with each Party’s representatives collectively having [***]. If after reasonable discussion and good faith consideration of each Party’s view on a particular matter before the JSC, the representatives of the Parties cannot reach an agreement as to such matter within [***] after such matter was brought to the JSC for resolution or after such matter has been referred to the JSC, such disagreement shall be referred to the Chief Executive Officer of ARS and the Chief Executive Officer of Pediatrix or its designee (collectively, the “Executive Officers”) for resolution. If the Executive Officers are not able to resolve such matter within [***] after such matter has been referred to them, the following should apply: if such matter relates primarily to [***], then the Executive Officer of [***] shall be entitled to make the final decision regarding such matter; provided, that, if [***] reasonably believes that such decision [***] would be reasonably expected to cause (a) a [***], (b) a [***], or (c) [***], the Executive Officer of [***] shall be entitled to make the final decision regarding such matter.

3.4

Limitations on Authority. The JSC shall have only such powers as are expressly assigned to it in this Agreement, and such powers shall be subject to the terms and conditions of this Agreement. Without limiting the generality of the foregoing, the JSC shall not have the power to amend this Agreement, and no decision of the JSC may be in contravention of any terms and conditions of this Agreement.

3.5

Alliance Managers. Promptly after the Effective Date, each Party shall appoint an individual to act as the alliance manager for such Party (the “Alliance Manager”). Each Alliance Manager shall be responsible for alliance management between the Parties on a day-to-day basis throughout the Term. Each Alliance Manager shall be permitted to attend JSC meetings as appropriate as non- voting participants. The Alliance Managers shall be the primary contact for the Parties regarding the day-to-day activities contemplated by this Agreement and shall facilitate all such activities hereunder. Each Party may replace its Alliance Manager with an alternative representative at any time with prior written notice to the other Party. Any Alliance Manager may designate a substitute to temporarily perform the functions of that Alliance Manager. Each Alliance Manager shall be charged with creating and maintaining a collaborative work environment within the JSC.

4.	DEVELOPMENT

4.1	Development and Medical Affairs Responsibilities.

(a)

Development in the Pediatrix Territory. Subject to the terms and conditions of this Agreement, Pediatrix shall be responsible, at its sole cost and expense, for all Development that is necessary for or otherwise supports Regulatory Approval in the Pediatrix Territory for Products, including all clinical trials, and activities related to post- approval commitments and commercialization tests in the Pediatrix Territory. Pediatrix may reasonably request that ARS conduct, or assist Pediatrix with, certain Development activities for the Products in the Pediatrix Territory on Pediatrix’s behalf, at Pediatrix’s expense. If ARS agrees to conduct or assist with any such activities, the Parties shall amend the Development Plan accordingly, on terms to be negotiated in good faith, including at minimum that Pediatrix shall reimburse all reasonable internal (at a fully- burdened rate) and external costs incurred by ARS to conduct or assist with such activities in accordance with the Development Plan; [***].

(b)

Medical Affairs Activities in the Pediatrix Territory. Pediatrix shall be responsible for all Medical Affairs Activities to be conducted with respect to each Product in the Field solely in the Pediatrix Territory at its own cost and expense, and shall keep ARS reasonably informed on the Medical Affairs Activities planned and/or performed by Pediatrix, its Affiliates and sublicensees for the Product in the Field in the Pediatrix Territory. For clarity, Pediatrix shall not conduct any Medical Affairs Activities for the Product outside the Pediatrix Territory.

(c)

Development Outside the Pediatrix Territory. Subject to Section 4.3, ARS (itself and with ARS Collaborators, as applicable) shall be responsible, at its sole cost and expense, for all Development of Compositions and Products that support obtaining and maintaining Regulatory Approval outside the Pediatrix Territory. ARS, itself or through ARS Collaborators, may conduct all such activities in its sole discretion.

4.2

Development Plan. Subject to Section 4.1(a), Pediatrix shall be obligated to conduct Development activities that are necessary for or otherwise support Regulatory Approval in the Pediatrix Territory for Products, and Pediatrix shall conduct all such Development activities in a manner materially consistent with a written Development plan which shall contain: (a) an outline and synopsis of the clinical trials to be conducted by Pediatrix in the Pediatrix Territory, and (b) the material activities to be performed by the Parties to obtain the Regulatory Approvals for the Products in the Pediatrix Territory (the “Development Plan”). Pediatrix shall share the Development Plan with the JSC for review, discussion and approval as soon as practicable after the Effective Date. From time to time, but at least [***], Pediatrix shall propose updates or amendments to the Development Plan and submit such proposed updated or amended plan to the JSC for review, discussion, and approval. Once approved by the JSC, the updated or amended Development Plan shall become effective.

4.3

Global Trials. If the Parties agree to conduct a Global Trial, then the Parties and, if applicable, the relevant ARS Collaborators, shall discuss in good faith and determine the terms under which the Parties will conduct such Global Trial, including the allocation between the Parties of costs and expenses, decision-making process and authority for trial design and protocols, management of budget overages, allocation of Development activities and responsibilities and data sharing procedures. Pediatrix shall determine, in its sole discretion, whether and to what extent it participates in any cost-sharing or other activities related to Global Trials. ARS shall also determine, in its sole discretion, whether and to what extent it participates, and any of its ARS Collaborators participate, in any cost-sharing or other activities related to Global Trials. Upon agreement to conduct a Global Trial, the Parties shall enter into a written agreement setting forth all such agreed terms.

4.4

Conduct of Development Activities. Pediatrix shall perform its obligations under this Agreement in compliance with all Applicable Laws, including the FCPA and good scientific and clinical practices under the Applicable Laws of the country or jurisdiction in which such activities are conducted.

4.5

Records and Updates. Pediatrix shall maintain records, in sufficient detail and in good scientific manner appropriate for patent and regulatory purposes, which shall fully and properly reflect all work done and results achieved by or on behalf of Pediatrix in the performance of Development activities pursuant to this Agreement. Pediatrix shall keep the JSC regularly informed of the status of material Development activities with respect to Compositions and Products in the Field in the Pediatrix Territory conducted by it or on its behalf pursuant to this Agreement. Without limiting the foregoing, at least every [***], Pediatrix shall provide the JSC with summaries in reasonable detail of all data and results generated or obtained in the course of Pediatrix’s performance of activities with respect to Compositions and Products in the Field in the Pediatrix Territory. Pediatrix shall document all non-clinical and clinical trial data in formal written study reports according to Applicable Laws and applicable national and international guidelines (e.g., ICH, GCP, GLP and cGMP).

4.6

Development Diligence. Pediatrix shall use Commercially Reasonable Efforts to Develop Product in the Field throughout the Pediatrix Territory in a manner materially consistent with the Development Plan.

4.7

Materials Transfer. Subject to Section 2.6 and except as contemplated in Sections 14.5 and 14.6, in order to facilitate the Development activities contemplated by this Agreement, either Party may provide to the other Party certain materials, including but not limited to, the drug substance and its related compounds including impurities, metabolites and other tangible substance Controlled by the supplying Party (collectively, “Materials”) at [***] for use by the other Party solely for the purpose of performing its Development activities. For avoidance of doubt, the supply Drug Product for Development use are not subject to this Section 4.7 and shall be governed by Section 7.1 hereof. Except as otherwise provided for under this Agreement, all such Materials delivered to the other Party shall remain the sole property of the supplying Party, shall be used only in furtherance of the other Party’s Development activities conducted in accordance with this Agreement, shall not be used or delivered to or for the benefit of any Third Party, without the prior written consent of the supplying Party, and shall be used in compliance with all Applicable Laws. The Materials supplied under this Agreement must be used by the recipient Party with prudence and appropriate caution in any experimental work because not all of their characteristics may be known. If applicable, the receiving Party may require supplying Party to provide to the recipient Party the certificate of analysis for the Materials supplied by the supplying Party and represent and warrant that the qualities and standards of such Materials meet the specifications specified in the certificate of analysis. Except as expressly set forth in the preceding sentence, THE MATERIALS ARE PROVIDED “AS IS” AND WITHOUT ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, INCLUDING WITHOUT LIMITATION ANY IMPLIED WARRANTY OF MERCHANTABILITY OR OF FITNESS FOR ANY PARTICULAR PURPOSE OR ANY WARRANTY THAT THE USE OF THE MATERIALS WILL NOT INFRINGE OR VIOLATE ANY PATENT OR OTHER PROPRIETARY RIGHTS OF ANY THIRD PARTY.

5.	REGULATORY ACTIVITIES AND PRICING APPROVALS

5.1

Conduct of Regulatory Activities. Pediatrix shall be solely responsible, at its own cost and expense, for formulating regulatory strategy and for preparing, filing, obtaining and maintaining Regulatory Approvals for Products in the Field in the Pediatrix Territory. Pediatrix shall be the holder of all Regulatory Approvals for Products in the Field in the Pediatrix Territory, except if ARS is required by Applicable Laws to hold an Import Drug License or equivalent for any Product in the Pediatrix Territory, in which case ARS shall (a) hold such Regulatory Approval for Pediatrix’s benefit, (b) appoint Pediatrix (or an Affiliate or Sublicensee of Pediatrix) as its authorized exclusive legal agent of record to interact with NMPA and serve as its exclusive distributor for the Product in the Pediatrix Territory, and Pediatrix shall reimburse ARS for all cost and expense incurred in connection therewith, (c) shall provide access to and copies of such Regulatory Filings, Regulatory Approvals and any Pricing and Reimbursement approvals to Pediatrix promptly upon Pediatrix’s request, and (d) shall promptly transfer such Regulatory Approval to Pediatrix or its designee when allowed by Applicable Laws. Pediatrix shall use Commercially Reasonable Efforts to file NDAs and, as applicable, seek Pricing and Reimbursement Approval for and seek and maintain Regulatory Approval for Products in the Field in all regions throughout the Pediatrix Territory. Pediatrix shall keep ARS regularly informed of, the preparation, Regulatory Authority review and approval of substantive submissions and material communications with Regulatory Authorities with respect to Products in the Field in the Pediatrix Territory. ARS shall use Commercially Reasonable Efforts to assist with Pediatrix with interactions with Regulatory Authorities with respect to Products in the Field in the Pediatrix Territory, and Pediatrix shall reimburse ARS for any third party costs incurred to provide such assistance that are agreed upon writing by both Parties. Parties shall conduct all such activities in accordance with Applicable Laws.

(a)

Regulatory Costs. Except as agreed otherwise by the Parties under Section 4.3, Pediatrix shall bear all expenses to conduct all regulatory activities in the Pediatrix Territory under this Agreement including regulatory filing or equivalent fees, and any costs to translate, analyze or re-analyze any data for regulatory authorities in the Pediatrix Territory.

(b)

Regulatory Filings. Pediatrix shall be responsible for all regulatory activities leading up to and including the obtaining of the Regulatory Approval for a Product from the Regulatory Authority on a region-by-region basis in the Pediatrix Territory, subject to the following coordination:

(i)	Each Party shall fully disclose all such Regulatory Data included or incorporated into its Regulatory Filings that are derived from the other Party’s respective territory;

(ii)

Each Party shall promptly notify the other Party of any regulatory materials (other than routine correspondence, administrative documents and excluding documents related to Pricing and Reimbursement Approval) relating to any Composition or Product submitted by or on behalf of each Party to or received from any Regulatory Authority in the Pediatrix Territory. If any such materials are not in the English language, Pediatrix shall provide ARS with an English summary at the time of provision, and at ARS’s request [***], a true, complete, accurate and certified English translation thereof as soon as practicable.

(iii)

Each Party shall promptly provide the other Party with copies of any material documents, information and correspondence received from a Regulatory Authority in the Pediatrix Territory relating to any Composition or Product, and Pediatrix shall provide ARS with an English summary at the time of provision, and at ARS’s request [***], an English translation thereof.

(iv)

Pediatrix shall provide ARS for review and comment copies of all material Regulatory Filings to be submitted to a Regulatory Authority in the Pediatrix Territory (other than routine correspondence, administrative documents and excluding documents related to Pricing and Reimbursement Approval) with an English summary (and at ARS’s request [***], an English translation thereof) prior to the relevant submission to allow sufficient time for review, and whenever possible, at least [***] in advance of their intended date of submission.

(v)	ARS shall provide any comments in due course in order to not delay regulatory activities in the Pediatrix Territory. Pediatrix shall in good faith take into account ARS’ comments.

(vi)

Within [***] after a Regulatory Filing is submitted to any Regulatory Authority in the Pediatrix Territory, each Party shall, and shall require its Affiliates and Sublicensees to, provide the other Party an electronic copy thereof. For avoidance of doubt, Regulatory Filings also include discussions with respect to labeling for a Product in the Pediatrix Territory.

(vii)

For the avoidance of doubt, ARS shall not file any Regulatory Filings in the Pediatrix Territory without first obtaining prior consent from Pediatrix, and Pediatrix shall not file any Regulatory Filings outside the Pediatrix Territory without first obtaining prior consent from ARS.

(c)

Regulatory Meetings. Pediatrix and its Affiliates shall be responsible for conducting interactions with Regulatory Authorities in connection with the Product in the Field in the Pediatrix Territory. Pediatrix shall provide ARS with reasonable advance notice of all meetings, conferences and discussions (whether in person or by telephone or video conference) scheduled with any Regulatory Authority in the Pediatrix Territory concerning the Products. Pediatrix shall lead any such meeting or discussion and ARS shall have the right, but not the obligation, to attend and participate in any such meeting or discussion unless prohibited or restricted by Applicable Laws or Regulatory Authority at ARS’s sole cost and expense. At Pediatrix’s request, ARS shall reasonably cooperate with Pediatrix in preparing such meeting or discussion. If ARS elects not to participate in such meetings, conferences or discussions, Pediatrix shall provide written summaries of such meetings, conferences or discussions in English as soon as reasonably practicable after the conclusion thereof.

(d)

Diligence. Pediatrix shall use Commercially Reasonable Efforts to prepare, obtain, maintain, and renew all necessary Regulatory Approvals for the Products in the Field in the Pediatrix Territory, including using Commercially Reasonable Efforts to prepare, obtain, maintain, and renew all necessary Regulatory Approvals for Products. In connection therewith, Pediatrix shall use Regulatory Data and/or the Regulatory materials provided by ARS to Pediatrix, which use shall be in compliance with all Applicable Laws, including all laws governing protection of personal data in the Pediatrix Territory. If additional quality, pre-clinical or clinical data is required by Applicable Law to obtain Regulatory Approvals in the Pediatrix Territory for such Product, Pediatrix, at its sole cost and expense, shall be responsible for conducting such necessary additional quality, pre-clinical or clinical Development; provided, however, that the foregoing shall not limit Pediatrix’s diligence or other obligations under this Agreement.

(e)

Pricing. Pediatrix shall use Commercially Reasonable Efforts to prepare, obtain, and maintain all necessary Pricing and Reimbursement Approvals for each Product for which NDA approval has been obtained in the Pediatrix Territory. In connection therewith, Pediatrix shall use Regulatory Data and/or the Regulatory materials provided by ARS to Pediatrix, which use shall be in compliance with all Applicable Laws, including laws governing protection of personal data in the Pediatrix Territory. [***] shall have final decision-making authority to determine and establish the price and terms of sale (including any rebates or discounts) for each Product in the Field for each region in the Pediatrix Territory in conformance with Applicable Law.

5.2

Regulatory Activities outside the Pediatrix Territory. ARS agrees to keep Pediatrix informed of the preparation, Regulatory Authority review and approval of submissions and communications with Regulatory Authorities with respect to Products in the Field outside the Pediatrix Territory. In addition, ARS shall, upon reasonable request by Pediatrix, [***] provide Pediatrix with copies of any material documents, information and correspondence received from a Regulatory Authority outside the Pediatrix Territory, to the extent the requested items are in ARS’s possession and for which ARS has the legal right to disclose and transfer. In the event that Regulatory Data of ARS shall be incorporated in the Regulatory Filing to obtain Regulatory Approvals in any region in the Pediatrix Territory, and ARS has been informed in writing of such Regulatory Data that have been so incorporated, ARS shall, to the extent the requested items are in ARS’s possession and for which ARS has the legal right to disclose and transfer, [***] provide Pediatrix copies of any modification, correction and revision of such Regulatory Data to fulfill Pediatrix’s obligation in Development and Regulatory Approval in the Pediatrix Territory. Pediatrix shall fully disclose to ARS all such Regulatory Data that has been incorporated into the Regulatory Filing. Upon Pediatrix’s reasonable request and expense, ARS shall assist Pediatrix to fulfill the requirements of any Regulatory Authority in the Pediatrix Territory related to Regulatory Data provided by ARS and incorporated in the Regulatory Filing in the Pediatrix Territory, and Pediatrix shall reimburse all reasonable external costs agreed upon in writing by both Parties that are incurred by ARS to conduct such activities.

5.3	Inspections and Audits.

(a)

By Regulatory Authorities. In the event Pediatrix receives any correspondence, inquiry or request for an inspection or audit from a Regulatory Authority which relates to Regulatory Data or Product, Pediatrix shall promptly notify ARS in writing of such correspondence, inquiry or request of any inspection or audit. ARS shall cooperate with Pediatrix, at Pediatrix’s expense, in responding to such correspondence, inquiry or any inspection or audit concerning such Regulatory Data, and Pediatrix shall reimburse all reasonable internal (at a fully-burdened rate) and external costs incurred by ARS to conduct such activities; [***].

(b)

By Pediatrix. In the event that Regulatory Data provided by ARS shall be incorporated in the Regulatory Filing to obtain Regulatory Approvals in Pediatrix Territory, ARS shall permit Pediatrix or its authorized representatives, which are subject to ARS’ reasonable prior approval, to conduct a reasonable examination or quality inspection of such Regulatory Data (but no more than once per Calendar Year).

5.4

Adverse Event Reporting; Pharmacovigilance Agreement. As between the Parties: (a) [***] shall be responsible for the timely reporting of all quality issues, complaints and Safety Data relating to Products to the appropriate Regulatory Authorities outside the Pediatrix Territory and shall timely report to [***] the content of the report made to the Regulatory Authorities; and (b) except as otherwise agreed in writing by the Parties, [***] shall be responsible for the timely reporting of all quality issues, complaints and Safety Data relating to Products to the relevant Regulatory Authorities in the Pediatrix Territory, in each case in accordance with Applicable Laws of the relevant countries or jurisdictions and Regulatory Authorities. In addition, [***] shall be responsible for responding to technical and medical questions from all sources in the Pediatrix Territory relating to the use and functioning of the Products, and shall also serve as the batch release, product defect and recall contact in the Pediatrix Territory, for which [***] shall provide reasonably necessary assistance. The Parties shall cooperate with each other with respect to their respective pharmacovigilance responsibilities, and each Party shall be solely responsible for its costs relating to its respective pharmacovigilance responsibilities. The Parties shall negotiate in good faith and enter into, in timely manner, a mutually acceptable pharmacovigilance agreement with respect to the Products, pursuant to which ARS shall hold and control the global safety database for the Products. Until such pharmacovigilance agreement is established, [***] shall report quality issues, complaints and Safety Data relating to clinical trials in the Pediatrix Territory up until the submission of the application to regulatory authorities in the Pediatrix Territory. Unless otherwise mutually agreed, such pharmacovigilance agreement shall cover the exchange of safety information and appropriate management of pharmacovigilance activities to fulfill all legal and regulatory requirements both inside and outside of the Pediatrix Territory.

6.	COMMERCIALIZATION

6.1

Commercialization. Pediatrix shall be responsible for Commercializing Products in the Field in the Pediatrix Territory during the Term, subject to the terms and conditions of this Agreement. Pediatrix shall perform all Product Commercialization activities, and [***], all at [***] cost. [***]: (a) [***]; (b) [***]; (c) [***]; (d) [***]; and (e) [***].

6.2

Commercialization Plan. No later than [***] after the submission of the first NDA for Product approval to Regulatory Authorities in any region of the Pediatrix Territory, Pediatrix shall prepare a preliminary, non-binding and reasonably detailed plan for the Commercialization of Products in the Field in the Pediatrix Territory during the first [***] after First Commercial Sale in the Pediatrix Territory (the “Commercialization Plan”). Pediatrix shall update the Commercialization Plan [***] and shall promptly provide each such update and any material amendments to each Commercialization Plan to the JSC for review and discussion before adopting such update and amendment. Pediatrix shall conduct Commercialization activities for the Product in the Pediatrix Territory in a manner materially consistent with the Commercialization Plan.

6.3

Commercialization Reports. Pediatrix shall update ARS at each regularly scheduled JSC meeting regarding the significant Commercialization activities with respect to the Product in the Field in the Pediatrix Territory. Each such update shall include a reasonably detailed summary of Pediatrix’s, its Affiliates’ and Sublicensees’ significant Commercialization activities with respect to the Product in the Field in the Pediatrix Territory, covering subject matter at a level of detail reasonably required by ARS and sufficient to enable ARS to determine Pediatrix’s compliance with its diligence obligations pursuant to Section 6.4.

6.4

Diligence. During the Term, Pediatrix shall use Commercially Reasonable Efforts to market, promote and otherwise Commercialize Products in the Field throughout the Pediatrix Territory in any region in which Regulatory Approval is obtained, unless agreed otherwise in writing with ARS. Without limiting the foregoing, Pediatrix shall use Commercially Reasonable Efforts to achieve First Commercial Sale of a Product in a given region in the Pediatrix Territory within a reasonable time, and generally targeting within [***] after the date on which Pediatrix is notified that the Product has received Regulatory Approval in such region in the Pediatrix Territory.

7.	MANUFACTURE AND SUPPLY

7.1	Development Supply.

(a)

Obligations. Subject to the terms and conditions of the Development Supply Agreement, ARS, itself or through any Affiliate or CMO, shall Manufacture and supply to Pediatrix, and Pediatrix shall purchase from ARS, all Products, in the form of drug product, which is the vial containing the active substance and the sprayer delivery device (“Drug Product”) for all Development of Compositions and Products in the Field in the Pediatrix Territory to be conducted by Pediatrix or its Affiliate in accordance with this Agreement. The Parties shall negotiate in good faith and enter into a separate Drug Product supply agreement (the “Development Supply Agreement”), along with a quality agreement, reasonably in advance of anticipated first Development supply of Drug Product to Pediatrix in the Pediatrix Territory. Unless agreed otherwise by the Parties in writing, all Drug Product supplied by ARS under this Section 7.1 or the Development Supply Agreement shall be used solely to conduct Development in the Field in the Pediatrix Territory in accordance with the terms of this Agreement.

(b)

Price. All Drug Product supplied by ARS for Development use shall be supplied at a price of [***] percent ([***]%) of [***]. ARS shall invoice Pediatrix within thirty (30) days after delivery of Drug Product pursuant to this Section 7.1, and Pediatrix shall pay each such invoice within [***] after receipt of the respective corresponding air waybill. The [***] of such Drug Product may be changed due to [***]. In such case, ARS shall [***] notify Pediatrix of the proposed changed price and reason for such change. For avoidance of doubt, Pediatrix shall be solely responsible to bear and pay for any customs or other taxes (including but not limited to VAT) or duties that become payable as a result of Pediatrix’s purchase of such Drug Product from ARS.

7.2	Commercial Supply.

(a)

Commercial Supply Agreement. Unless and until Pediatrix notifies ARS in writing that it does not need the commercial supply of the Products from ARS after the manufacturing technology transfer described in Section 7.2(c), ARS (either itself or through its Affiliate or CMO) shall Manufacture and supply, and Pediatrix shall purchase from ARS, all of Pediatrix’s and its Affiliates’ and Sublicensees’ requirements for Drug Product for commercial use in the Field in the Pediatrix Territory, pursuant to a separate commercial supply agreement to be negotiated in good faith and entered into between the Parties (the “Commercial Supply Agreement”), along with a quality agreement, reasonably in advance of anticipated First Commercial Sale of Product in the Pediatrix Territory. In accordance with the terms of the Commercial Supply Agreement, ARS shall supply unpackaged and unlabeled Drug Product for commercial use in the Field in the Pediatrix Territory at a price of [***] percent ([***]%) of [***]. ARS shall invoice Pediatrix within [***] after each delivery of Drug Product to Pediatrix pursuant to the Commercial Supply Agreement, and the payment terms for such invoice shall be determined in the Commercial Supply Agreement. In addition, Pediatrix shall be solely responsible to bear and pay for any customs, or other taxes (including but not limited to VAT) or duties that become payable as a result of Pediatrix’s purchase of such Products from ARS for sale in a region in the Pediatrix Territory where such taxes or duties would be due and payable.

(b)

Pediatrix Responsibilities. Notwithstanding any other provision of this Agreement, Pediatrix, at its sole cost and expense, shall be responsible for labeling, packaging (other than primary packaging), releasing and distributing the Products in the Field in the Pediatrix Territory in compliance with all Applicable Laws related thereto, including all quality related obligations and any incremental Manufacturing validations required by local Governmental Authorities in the Pediatrix Territory.

(c)

Pediatrix’s Manufacture and Transition. Upon written notice to ARS and satisfaction of the of the Manufacturing License Condition in accordance with Section 2.1(b), Pediatrix may elect to assume responsibility for manufacturing and supplying all of the Drug Product requirements for Pediatrix’s and its Affiliates’ and Sublicensees’ Commercial use in the Pediatrix Territory. ARS shall, within [***] following ARS’s receipt of such written notice, provide access to and transfer to Pediatrix, or an Affiliate or a CMO all Know-How Controlled by ARS or its Affiliates that is necessary or used by ARS or a CMO of ARS, for Pediatrix to Manufacture the Compositions and Product in the Pediatrix Territory. Upon reasonable request from Pediatrix and at Pediatrix’s cost, ARS shall provide to Pediatrix all necessary assistance and services to enable Pediatrix to Manufacture the Compositions and Product in substantially the same manner as ARS, its Affiliate or a CMO on behalf of ARS Manufactures the Compositions and Product for Pediatrix or its Affiliates.

For clarity, in case Pediatrix assumes full responsibility for the manufacturing and supplying of Drug Product as described in the foregoing subsection (c), ARS shall not unreasonably refuse Pediatrix the right to use the CMO (including the CMO for the manufacturing of the starting material) that is the same as the one ARS uses to manufacture Drug Product or is otherwise reputable and recognized in the Pediatrix Territory. The Parties agree to discuss in good faith a joint purchasing arrangement, to the extent permitted by Applicable Law.

7.3

Information on Manufacture. To the extent ARS, itself or through any Affiliate or CMO, supplies Drug Product to Pediatrix for Development or Commercialization under this Agreement, ARS shall, at ARS’s cost, make available to Pediatrix all information, in its possession and that ARS has the legal right to transfer, that is relevant and necessary to maintain or obtain Regulatory Approval for the Product, to enable Pediatrix to maintain or obtain the Regulatory Approval in the Pediatrix Territory. ARS shall, [***], use Commercially Reasonable Efforts to require that its CMO provide Pediatrix access to and the right to use ARS’ Drug Master File, to the extent that such information is reasonably useful for Development or Commercialization of Products in the Field for the Pediatrix Territory, including preparation and filing of NDAs for a Product with the applicable Regulatory Authorities in the Pediatrix Territory, in accordance with this Agreement.

8.	FEES AND PAYMENTS

8.1	Definitive Agreement Upfront Payment. Pediatrix shall make a one-time, non-refundable, non-creditable payment to ARS of three million US dollars ($3,000,000) within [***] after the Effective Date.

8.2	Milestone Payments.

(a)	Regulatory and Commercial Milestone Payments.

(i)

Pediatrix shall notify ARS immediately (within [***] in any event) upon achievement of the Milestone Event set below. Within [***] after the first achievement of the Milestone Event below (whether by Pediatrix or any of its Affiliates or Sublicensees) and Pediatrix’s receipt of a corresponding invoice from ARS, Pediatrix shall pay to ARS the [***] Milestone Payment corresponding to the Milestone Event as shown below.

Regulatory and Commercialization Milestone Events	Milestone Payments
[***]	$[***]

(ii)

For clarity, the Milestone Payments set forth in this Section 8.2(a) shall be payable only once, upon the first achievement of the Milestone Event for the first Product in the Field in the Pediatrix Territory to achieve the Milestone Event. Therefore, the maximum total amount payable under this Section 8.2(a) is $4,000,000. Notwithstanding the foregoing, Pediatrix’s failure to notify ARS in accordance with this Section 8.2(a) shall not relieve it of its obligation to make payments set above.

(b)	Aggregate Annual Net Sales Milestone Events and Milestone Payments.

(i)

As part of the royalty report in Section 8.3(g), Pediatrix shall notify ARS if any of the Aggregate Annual Net Sales Milestone Event is achieved in the time period to which the royalty report pertains. After the end of each Calendar Quarter in which Aggregate Annual Net Sales of all Products first exceed any threshold indicated in the “Aggregate Annual Net Sales Milestone Events” column listed below and Pediatrix’s receipt of a corresponding invoice from ARS, Pediatrix shall pay to ARS the corresponding non-refundable, non-creditable Milestone Payment set forth below in accordance with Section 8.3(g):

Aggregate Annual Net Sales Milestone Events	Milestone Payments
[***]	$[***]
[***]	$[***]
[***]	$[***]
[***]	$[***]
[***]	$[***]
[***]	$[***]

(ii)

For clarity, the Milestone Payments corresponding to each Aggregate Annual Net Sales Milestone Event set forth in this Section 8.2(b) shall be payable only once, upon the first achievement of the applicable Aggregate Annual Net Sales Milestone Event, and shall be additive so that if all [***] Aggregate Annual Net Sales Milestone Events set forth in Section 8.2(b)(i) are achieved in the same Calendar Year, Pediatrix shall pay to ARS all [***] corresponding Milestone Payments. The maximum total amount payable under this Section 8.2(b) is $80,000,000. Notwithstanding the foregoing, Pediatrix’s failure to notify ARS in accordance with this Section 8.2(b) shall not relieve it of its obligation to make payments set above.

8.3	Additional Drug Product Supply Payments.

(a)

Royalty Rate. Subject to the terms and conditions of this Agreement, in each Calendar Quarter, Pediatrix shall pay ARS the royalties at the rate set forth below on aggregate annual Net Sales of Products in a given Calendar Year (“Aggregate Annual Net Sales”) in all regions in the Pediatrix Territory combined during the Royalty Term, as such royalty amounts are calculated by multiplying the applicable royalty rate set forth below by the corresponding amount of the portion of Aggregate Annual Net Sales within each royalty rate tier in such Calendar Year.

Aggregate Annual Net Sales in the Pediatrix Territory (Tier)	Royalty Rate
For the portion of Aggregate Annual Net Sales of all Products less than or equal to $[***]	[***]%
For the portion of Aggregate Annual Net Sales of all Products in excess of $[***], but less than or equal to $[***]	[***]%
For the portion of Aggregate Annual Net Sales of all Products in excess of $[***], but less than or equal to $[***]	[***]%
For the portion of Aggregate Annual Net Sales of all Products in excess of $[***]	[***]%

(b)	Royalty Term.

(i)

Pediatrix’s obligations to pay royalties under this Section 8.3 shall continue, on a Product-by-Product and region-by-region basis in the Pediatrix Territory, until the latest of (i) expiration of the last-to-expire Valid Claim of the ARS Patents set forth in Exhibit 1 covering such Product in such region; (ii) the expiration of all Regulatory Exclusivities that covering such Product in such region; or (iii) ten (10) years after the First Commercial Sale of such Product in such region (the “Royalty Term”). All Net Sales of all Products in all regions in the Pediatrix Territory shall be added together to determine the Aggregate Annual Net Sales and applicable royalty tier described in Section 8.3(a).

(ii)

For clarity, if a Product is first sold in a region in which the Royalty Term for such Product has expired or any royalty reduction applies (the, “First Region”), and such Product is subsequently exported from such region and imported into a region in which the Royalty Term for such Product has not expired or the royalty reduction does not apply (the, “Second Region”), [***].

(c)

No Valid Claim. On a Product-by-Product and region-by-region basis in the Pediatrix Territory, If a Product is sold in a region during the applicable Royalty Term at a time when there is no Valid Claim in the ARS Patents set forth in Exhibit 1 that covers such Product in such region, then the royalty rate applicable to the Net Sales of such Product in such region during such time shall be reduced by [***] percent ([***]%) of the rate set forth in Section 8.3(a).

(d)

Generic Competition. On a Product-by-Product and region-by-region basis in the Pediatrix Territory, if a Generic Product is sold in such region in any, then the royalty payment payable to ARS with respect to such Product in such region during such [***] shall be reduced by [***] percent ([***]%) of the rate set forth in Section 8.3(a), Where, if the unit volume of Generic Product(s) sold in such region in a Calendar Quarter is at least [***] percent ([***]%) of the total unit volume of Generic Product(s) plus unit volume of Product sold by Pediatrix, its Affiliates and Sublicensees in such region in such [***], then the royalty payment payable to ARS with respect to such Product in such region during such [***] shall be reduced by [***] percent ([***]%). Unless otherwise agreed by the Parties, the unit volumes of Generic Product(s) sold during a [***] shall be as reported by [***] or any successor to [***] or any other independent sales auditing firm reasonably agreed upon by the Parties.

(e)	Third Party IP.

(i)

Notwithstanding anything to the contrary hereunder, ARS shall be solely responsible for any and all payments ARS owes to the Upstream Licensors under the applicable Upstream Licenses and in no event shall Pediatrix, its Affiliates, Sublicensees or contractors be liable for any of such payments. Without limiting the foregoing, ARS shall be solely responsible for any royalty payments to Aegis under the Aegis Agreement (which may be amended) under which ARS obtained rights to certain ARS Patents or ARS Know-How.

(ii)

If Pediatrix obtains a license from a Third Party under any Patent owned or controlled by such Third Party that would be infringed, absent such a license, by the practice of the ARS Technology in the Development, Manufacture or Commercialization of a Product in the Field in a region in the Pediatrix Territory, then Pediatrix shall have the right to deduct, from the royalty payment that would otherwise have been due pursuant to this Section 8.3 with respect to Net Sales of such Product in such region in a [***], an amount equal to [***] percent ([***]%) of the royalties paid by Pediatrix to such Third Party pursuant such license on account of the sale of such Product in such region during such [***]. For clarity, the royalty reduction under this Section 8.3(e)(ii) shall apply only to Third Party Patent that is necessary for the freedom to operate of the ARS Technology, and shall not apply to any other intellectual property that Pediatrix may elect to use or incorporate into the Product.

(f)

Royalty Floor. Notwithstanding the foregoing, the operation of Sections 8.3(c), 8.3(d), and 8.3(e)(ii) individually or in combination shall not reduce the royalties that would otherwise have been due under Section 8.3(a) with respect to Net Sales of any Product in any region during any [***] by more than [***] percent ([***]%).

(g)

Royalty and Net Sales Milestone Payment. Within [***] days after the end of each [***], commencing with the [***] during which the First Commercial Sale of a Product is made anywhere in the Pediatrix Territory, Pediatrix shall provide to ARS a report setting forth a calculation of the royalties due to ARS for such [***] and whether any sales milestone has been achieved during such time period. Promptly following the receipt of the applicable quarterly report, ARS shall invoice Pediatrix for the royalties due to ARS with respect to Net Sales by Pediatrix, its Affiliates and their respective Sublicensees for such [***] and, if any sales milestone is achieved, the corresponding sales milestone payment. Pediatrix pay such amounts to ARS within [***] following Pediatrix’s receipt of such invoice; [***].

9.	PAYMENT; RECORDS; AUDITS

9.1

Exchange Rate; Manner and Place of Payment. All references to dollars and “$” herein shall refer to U.S. dollars. All payments hereunder shall be payable in U.S. dollars unless otherwise expressly stated. When conversion of payments from any currency other than U.S. dollars is required, the Parties shall use the average rate of exchange for U.S. dollars prevailing on the last day of each of [***] hereunder as published in The Wall Street Journal under the heading “Foreign Exchange,” unless otherwise agreed upon in writing by the Parties. All payments owed under this Agreement shall be made by wire transfer in immediately available funds to a bank and account designated in writing by ARS, unless otherwise specified in writing by ARS.

9.2	Taxes.

(a)

Cooperation and Coordination. The Parties acknowledge and agree that it is their mutual objective and intent to minimize, to the extent feasible and in compliance with Applicable Laws, taxes payable with respect to their collaborative efforts under this Agreement and that they shall use Commercially Reasonable Efforts to cooperate and coordinate with each other to achieve such objective and intent. Pediatrix shall not change the country or jurisdiction from which all of its payments to ARS originate (which, for the avoidance of doubt, the Parties agree is the Cayman Islands) without the prior written consent of ARS. The Parties shall cooperate to help each other obtain benefits under any applicable tax treaty, including the reduction or exemption from any withholding tax and the procurement of any available tax refunds.

(b)

Payment of Tax. Each Party shall be responsible for all taxes, fees, duties, levies or similar amounts imposed on its own income, assets, capital, employment, personnel, and right or license to do business. If Applicable Laws requires Pediatrix to withhold any taxes from payments made to ARS under this Agreement, then such taxes shall be deducted by Pediatrix as required by and shall be paid by Pediatrix to the proper tax authorities; provided that Pediatrix shall cooperate and work with ARS to complete necessary steps and procedures, or ARS shall provide the Tax Withholding Documents to Pediatrix prior to such payment to ARS for avoiding or minimizing withholding taxes. Pediatrix shall use Commercially Reasonable Efforts to provide ARS with [***] advance written notice before making any such tax deduction or withholding of the intention to make such deduction or withholding, and shall use Commercially Reasonable Efforts to cooperate with any reasonable request from ARS to obtain reduction of or relief from such deduction or withholding. In case the Tax Withholding Documents are not available to Pediatrix at the due date of such payments to ARS or the Tax Withholding Documents provided by ARS to

Pediatrix do not call for a complete exemption on withholding taxes, Pediatrix shall (i) deduct applicable withholding taxes from the payment made to ARS, (ii) timely pay such taxes to the proper taxing authority, and (iii) send proof of such withholding tax payment to ARS and certify its receipt by the taxing authority within [***] following such payment. Pediatrix shall assist ARS in filing for the refund, if any, of any withholding taxes paid within [***] following the receipt of the Tax Withholding Documents from ARS. Any such refund filing shall request that the amount of the refund be wired directly to an ARS authorized bank account.

(c)

Source of Payment. To the extent (i) any payment under this Agreement is triggered due to activities of an Affiliate or sublicensee of Pediatrix incorporated or established in the Pediatrix Territory, whose Applicable Laws require the withholding of taxes in relation to such payment if it were to be made from such Affiliate or sublicensee of Pediatrix to ARS, and (ii) Pediatrix receives a payment from its such Affiliate or sublicensee in relation to such activity, and such payment is reduced due to withholding taxes required by Applicable Laws to be withheld on such payment, then Pediatrix shall have the right to deduct an amount that equals to [***] percent ([***]%) of the deducted amount for withholding taxes from the payments due to ARS under this Agreement. Pediatrix shall promptly provide to ARS applicable receipts evidencing payment of such withholding taxes and other documentation reasonably requested by ARS. Upon ARS’s request, Pediatrix shall provide reasonable assistance to ARS for ARS to recover or obtain a credit in relation to any such withholding taxes. For the avoidance of doubt, this Section 9.2(c) only applies to withholding for income taxes and does not apply to any other taxes including but not limited to VAT or other surcharges or surtaxes. In addition, for the avoidance of doubt, ARS shall not be responsible for bearing any withholding tax levied on any amount which is larger than the amount of the actual payment due to ARS from Pediatrix.

9.3

Records; Audit. Pediatrix shall keep, and shall cause its Sublicensees to keep, complete and accurate records pertaining to the sale or other transfer or disposition for value of Products in sufficient detail to permit ARS to confirm the accuracy of all payments due hereunder. Such records shall be kept for such period of time required by Applicable Laws, but no less than [***] following the end of the Calendar Year to which they pertain. ARS shall have the right to cause an independent, international, certified public accounting firm [***] to Pediatrix to audit such records to confirm payments for a period covering not more than [***] following the Calendar Year [***] to which they pertain. Such audits may be exercised during normal business hours upon [***] prior written notice to Pediatrix, and except for good cause, shall not be more than [***]. Prompt adjustments shall be made by the Parties to reflect the results of such audit. ARS shall bear the full cost of such audit unless such audit discloses an underpayment by Pediatrix of more than [***] percent ([***]%) of the total amount owed under this Agreement for the period then being audited, in which case, Pediatrix shall bear the cost of such audit and shall promptly remit to ARS the amount of any underpayment plus such audit costs plus interest (as set forth in Section 9.4 below) from the original due date. Any overpayment by Pediatrix revealed by an audit shall be credited against future payments owed by Pediatrix to ARS (and if no further payments are due, shall be refunded by ARS to Pediatrix within [***]).

9.4

Late Payments. In the event that any payment due under this Agreement is not paid when due in accordance with the applicable provisions of this Agreement, the payment shall accrue interest from the date due at a per annum rate of [***] percent ([***]%) [***]; provided, however, that in no event shall such rate exceed the maximum legal annual interest rate. The payment of such interest shall not limit the Party entitled to receive payment from exercising any other rights and/or remedies it may have as a consequence of the lateness of any payment.

10.	INTELLECTUAL PROPERTY

10.1	Ownership.

(a)

The Parties acknowledge and agree that, as between the Parties, all right, title and interest in and to any ARS Technology shall be owned solely by ARS, and all right, title and interest in and to any Pediatrix Technology shall be owned solely by Pediatrix.

(b)

All right, title, and interest in and to any inventions made, developed, conceived or reduced to practice by or on behalf of Pediatrix, its Affiliates or Sublicensees (whether solely or jointly with ARS) in the course of performance of this Agreement that are related to the Composition or Product, including Data, and any Patents and Know-How relating thereto (collectively, the “New IP”) shall be owned solely by ARS. In connection with the foregoing: (i) Pediatrix shall promptly disclose in writing to ARS all New IP, (ii) Pediatrix hereby does, and shall cause its Affiliates and Sublicensees and its and their employees and representatives to, assign and transfer to ARS all right, title, and interest in and to such New IP and agrees to take all further acts reasonably required to evidence such assignment and transfer to ARS; and (iii) such New IP shall constitute ARS Know-How or ARS Patents, as applicable, for purposes of this Agreement. Notwithstanding the foregoing, ARS Patents primarily derived from New IP shall not be considered ARS Patents for purposes of determining Royalty Term or royalty reductions.

(c)

Other than New IP, ownership of inventions and intellectual property rights generated by or on behalf of each Party or jointly by Parties shall follow inventorship in accordance with the patent law of the United States. Inventions made solely by either Party shall be exclusively owned by such Party. Inventions jointly made by both Parties shall be owned jointly.

(d)

All Intellectual Property owned by a Party as of the Effective Date shall continue to be owned by such Party, and except as expressly set forth in this Agreement, neither Party shall have any rights to any Intellectual Property of the other Party.

10.2	Patent Prosecution and Maintenance.

(a)

Subject to this Section 10.2(a), ARS shall have the sole right, as between ARS and Pediatrix, but not obligation, to control the preparation, filing, prosecution (including any interferences, reissue proceedings and re-examinations) and maintenance of all ARS Patents, at its sole cost and expense and by counsel of its own choice. Pediatrix shall, upon request of ARS, provide ARS with all reasonable assistance and cooperation in connection therewith. ARS shall keep Pediatrix reasonably informed of progress with regard to the preparation, filing, prosecution and maintenance of ARS Patents, including content, timing and jurisdiction of the filing of such ARS Patents in the Pediatrix Territory. In the event that ARS desires to abandon or cease prosecution or maintenance of any ARS Patent in any region in the Pediatrix Territory (“Discontinued ARS Patent”), ARS shall provide reasonable prior written notice to Pediatrix of such intention to abandon (which notice shall, to the extent possible, be given no later than [***] prior to the next deadline for any action that must be taken with respect to any such ARS Patent in the relevant patent office) and such Discontinued ARS Patent in such region shall not be taken into account in determining the Royalty Term or royalty reductions. Pediatrix shall, upon written notice to ARS provided no later than [***] after such notice from ARS, have the right, but not the obligation, at its cost and expense, to file, prosecute and/or maintain such Discontinued ARS Patent in the applicable region or regions in the Pediatrix Territory, at Pediatrix’s sole cost and expense, in the name of and on behalf of ARS. In such case, Pediatrix shall keep ARS regularly and reasonably informed of progress with regard to the preparation, filing, prosecution and maintenance of each of such Discontinued ARS Patents, including content, timing and jurisdiction of the filing of such

Discontinued ARS Patents, and shall consult with, and consider in good faith the requests and suggestions of, ARS with respect to strategies for filing and prosecuting such Discontinued ARS Patents (particularly to avoid prosecution inconsistencies with ARS Patents in the Pediatrix Territory that ARS has not abandoned and corresponding Patents of ARS outside the Pediatrix Territory). If Pediatrix does not provide such election within such [***] after such notice from ARS, ARS may, in its sole discretion, continue prosecution and maintenance of such ARS Patent or discontinue prosecution and maintenance of such ARS Patent. ARS shall have the sole right, as between ARS and Pediatrix, but not obligation, to control the preparation, filing, prosecution (including any interferences, reissue proceedings and re-examinations) and maintenance of all Patents Controlled by ARS outside of the Pediatrix Territory that relate to any Composition or Product (including any Patents within the New IP), at its sole cost and expense and by counsel of its own choice.

(b)

Subject to this Section 10.2(b), Pediatrix shall have the sole right, as between ARS and Pediatrix, but not obligation, to control the preparation, filing, prosecution (including any interferences, reissue proceedings and re-examinations) and maintenance of all Pediatrix Patents worldwide, at its sole cost and expense and by counsel of its own choice. In the event that Pediatrix desires to abandon or cease prosecution or maintenance of any Pediatrix Patent in any country outside the Pediatrix Territory (“Discontinued Pediatrix Patent”), Pediatrix shall provide reasonable prior written notice to ARS of such intention to abandon (which notice shall, to the extent possible, be given no later than [***] prior to the next deadline for any action that must be taken with respect to any such Pediatrix Patent in the relevant patent office). In such case, upon ARS’s written election provided to Pediatrix no later than [***] after such notice from Pediatrix, ARS shall have the right to assume prosecution and maintenance of such Discontinued Pediatrix Patent at ARS’s sole cost and expense, in the name of and on behalf of Pediatrix. In such case, ARS shall keep Pediatrix regularly and reasonably informed of progress with regard to the preparation, filing, prosecution and maintenance of each of such Discontinued Pediatrix Patents, including content, timing and jurisdiction of the filing of such Discontinued Pediatrix Patents, and shall consult with, and consider in good faith the requests and suggestions of, Pediatrix with respect to strategies for filing and prosecuting such Discontinued Pediatrix Patents (particularly to avoid prosecution inconsistencies with Pediatrix Patents that Pediatrix has not abandoned). If ARS does not provide such election within such [***] after such notice from Pediatrix, Pediatrix may, in its sole discretion, continue prosecution and maintenance of such Pediatrix Patent or discontinue prosecution and maintenance of such Pediatrix Patent. Pediatrix shall have the sole right, as between ARS and Pediatrix, but not obligation, to control the preparation, filing, prosecution (including any interferences, reissue proceedings and re-examinations) and maintenance of all Patents Controlled by Pediatrix in the Pediatrix Territory at its sole cost and expense and by counsel of its own choice.

10.3

Cooperation of the Parties. Each Party agrees to cooperate fully in the preparation, filing, prosecution and maintenance of Patents under Section 10.2 and in the obtaining and maintenance of any extensions, supplementary protection certificates and their equivalent with respect thereto respectively, at its own cost (except as expressly set forth otherwise in this Article 10). Such cooperation includes: (a) executing all papers and instruments, or requiring its employees or contractors, to execute such papers and instruments, reasonably requested by the other Party so as enable the other Party to apply for and to prosecute patent applications in any country as permitted by Section 10.2; and (b) promptly informing the other Party of any matters coming to such Party’s attention that may affect the preparation, filing, prosecution or maintenance of any such patent applications.

10.4	Infringement by Third Parties.

(a)

Notice. In the event that either ARS or Pediatrix becomes aware of any infringement or threatened infringement by a Third Party of any ARS Patent, or any declaratory judgment or equivalent action challenging any ARS Patent in connection with any such infringement, it shall promptly notify the other Party in writing to that effect. Any such notice shall include evidence to support an allegation of infringement or threatened infringement, or declaratory judgment or equivalent action, filed by such Third Party.

(b)

Response. Subject to this Section 10.4(b), [***] shall have the first right, as between ARS and Pediatrix, but not the obligation, to bring and control any action or proceeding with respect to infringement or challenge of any ARS Patent by a Third Party that is developing or commercializing a Product or Competitive Product in the Field in the Pediatrix Territory (a “Product Infringement”), [***]. In such case, [***] counsel shall reasonably cooperate with [***] and its counsel in strategizing, preparing and prosecuting any such action or proceeding in the Pediatrix Territory. When [***] becomes a party to such action in the Pediatrix Territory, [***] shall have the right, at its own expense, to be represented in any such action, by counsel of [***] own choice, and [***] and its counsel shall reasonably cooperate with [***] and its counsel in strategizing, preparing and prosecuting any such action or proceeding in the Pediatrix Territory. If [***] fails to bring an action or proceeding with respect to a Product Infringement of any ARS Patent in the Pediatrix Territory within (i) [***] following receipt or delivery (as applicable) of the notice of alleged infringement or (ii) [***] before the time limit, if any, set forth in the appropriate laws and regulations for the filing of such actions, whichever comes first, then following a discussion with [***] regarding the reasons why [***] did not bring such action or proceeding, which reasons [***] shall consider in good faith, [***] shall have the right, but not the obligation, to bring and control such action or proceeding to enforce or defend the ARS Patent against the Product Infringement in the Pediatrix Territory at its own expense and by counsel of its own choice, and [***] shall have the right, at its own expense, to be represented in any such action or proceeding by counsel of its own choice. [***] and its counsel shall reasonably cooperate with [***] and its counsel in strategizing, preparing and prosecuting any such action or proceeding in the Pediatrix Territory.

(c)

Recovery. Except as otherwise agreed by the Parties in writing as part of a cost-sharing arrangement, any recovery or damages realized as a result of such action or proceeding with respect to ARS Patents against Product Infringement shall be used first to [***], and any remaining compensatory, punitive, or other damages that were awarded in respect of Products (including awards made in respect of lost sales or lost profits with respect to Products) shall be [***].

(d)

Cooperation. In the event a Party brings an action in accordance with this Section 10.4, the other Party shall cooperate fully, including, if required to bring such action, the furnishing of a power of attorney or being named as a party to such action.

(e)

ARS shall have the sole right, but not the obligation, to bring and control any action or proceeding to enforce or defend the ARS Patent against any infringement or challenge that is not a Product Infringement, [***], and shall be entitled to retain all recoveries.

10.5

Infringement of Third Party Rights. Each Party shall promptly notify the other Party in writing of any allegation by a Third Party that the Manufacture, Development, use or Commercialization of any Composition or Product in the Field in the Pediatrix Territory infringes or may infringe the intellectual property rights of a Third Party (each an “Infringement Claim”). The notice shall set forth the facts of the Infringement Claim in reasonable detail, to the extent such notifying Party has the right to disclose them. [***] shall have the first right to control any defense of any such Infringement Claim at its own expense and by counsel of its own choice, and [***] shall have the right, at its own expense, to be represented in any such action by counsel of its own choice. If [***] fails to defend against such Infringement Claim action, or notifies [***] that it does not intend to defend against such Infringement Claim action, within (A) ninety (90) days following the notice of alleged infringement or (B) [***] or as promptly as reasonably practical before the time limit, if any, set forth in the appropriate laws and regulations for the response to such action, whichever comes first, [***] shall have the right, but not the obligation, to defend any such Infringement Claim action at its own expense and by counsel of its own choice, and [***] shall have the right, at its own expense, to be represented in any such action by counsel of its own choice.

10.6

Consent for Settlement. Neither Party shall unilaterally enter into any settlement or compromise of any action or proceeding in the Pediatrix Territory under this Article 10 that would in any manner alter, diminish, or be in derogation of the other Party’s rights under this Agreement without the prior written consent of such other Party, which shall not be unreasonably withheld, conditioned or delayed.

10.7

Trademarks. Pediatrix may use (pursuant to this Section 10.7) the Trademarks Controlled by ARS in the Pediatrix Territory as ARS may provide to Pediatrix in writing from time to time (the “ARS Product Marks”) and may use the English mark thereof with Chinese phonetic translation below. ARS hereby grants to Pediatrix, during the Term and subject to the terms and conditions of this Agreement, a royalty-free, exclusive license under ARS’s rights to use such ARS Product Marks in connection with the Commercialization of the Products in the Field in the Pediatrix Territory in compliance with Applicable Laws and this Agreement. Pediatrix shall comply with ARS’s brand usage guidelines provided to Pediatrix in its use of the ARS Product Marks. Pediatrix may also brand the Products in the Pediatrix Territory using other Trademarks, including Trademarks specific for the Products that differ from the ARS Product Marks and do not contain the name of ARS (the “Pediatrix Product Marks”). Subject to consultation with ARS through the JSC, Pediatrix shall be responsible for selecting, registering, prosecuting, defending, and maintaining all Pediatrix Product Marks at Pediatrix’s sole discretion, cost and expense. Pediatrix shall own all rights in the Pediatrix Product Marks in the Pediatrix Territory and shall register and maintain the Pediatrix Product Marks in the Pediatrix Territory that it determines reasonably necessary.

10.8

ARS Controlled Patents Outside the Pediatrix Territory. For clarity, ARS reserves all rights to prepare, file, prosecute (including any interferences, reissue proceedings and re-examinations), maintain, defend and enforce all Patents owned or controlled by ARS related to Compositions and Products outside the Pediatrix Territory. In the event that ARS becomes aware of any infringement or threatened infringement by a Third Party of any such Patent outside the Pediatrix Territory, or any declaratory judgment or equivalent action challenging any such Patent in connection with any such infringement outside the Pediatrix Territory, ARS shall notify Pediatrix in writing to that effect.

10.9

Patents Licensed From Upstream Licensors. Each Party’s rights under this Article 10 with respect to the prosecution and enforcement of any ARS Patent that is in-licensed by ARS from Upstream Licensors under Upstream Licenses shall be subject to the rights retained by Upstream Licensors to prosecute and enforce such Patent.

11.	REPRESENTATIONS AND WARRANTIES

11.1

Mutual Representations and Warranties. Each Party represents and warrants to the other Party that, as of the Effective Date: (a) it is duly organized and validly existing under the laws of its jurisdiction of incorporation or formation, and has full corporate or other power and authority to enter into this Agreement and to carry out the provisions hereof, (b) it is duly authorized to execute and deliver this Agreement and to perform its obligations hereunder, and the person or persons executing this Agreement on its behalf has been duly authorized to do so by all requisite corporate or partnership action, (c) this Agreement is legally binding upon it, enforceable in accordance with its terms, and does not conflict with any agreement, instrument or understanding, oral or written, to which it is a party or by which it may be bound, nor violate any material law or regulation of any court, governmental body or administrative or other agency having jurisdiction over it, and (d) except for any Regulatory Approvals, Regulatory Filings, or similar approvals necessary for the Development, Manufacture or Commercialization of Products, all necessary consents, approvals and authorizations of all Governmental Authorities and other Persons required to be obtained by it in connection with the execution, delivery and performance of this Agreement have been obtained, and it has the right to grant the licenses granted by it under this Agreement.

11.2	Mutual Covenants. Each Party hereby covenants to the other Party as follows:

(a)

Neither Party shall use in any capacity, in connection with the Development, manufacture or Commercialization of any Product, any individual or entity who has been Debarred. Each Party shall inform the other Party in writing immediately upon becoming aware that any individual or entity who is performing hereunder is Debarred, or if any claim is pending or, to the best of such Party’s knowledge, is threatened, relating to the Debarment of such Party or any individual or entity used in any capacity by such Party in connection with the Development, manufacture or Commercialization of any Product. “Debarred” means, with respect to an individual or entity, that such an individual or entity (a) is debarred by the FDA pursuant to Section 306 of the United States Federal Food, Drug, and Cosmetic Act (“FDCA”), or is the subject of a conviction described in such section (or subject to a similar sanction of any other applicable Regulatory Authority), (b) is the subject of an FDA debarment investigation or proceeding (or similar proceeding of any other applicable Regulatory Authority), or (c) has been charged with or convicted under U.S. Law for conduct relating to the development or approval, or otherwise relating to the regulation, of any product under the Generic Drug Enforcement Act of 1992.

11.3	Additional ARS Representations and Warranties. ARS represents and warrants to Pediatrix that, as of the Effective Date:

(a)

all ARS Patents as of the Effective Date are listed in Exhibit 1. Except as otherwise noted in Exhibit 1, ARS is the sole and exclusive owner of the ARS Patents, all of which are free and clear of any claims, liens, charges or encumbrances that would conflict or interfere with any rights or licenses granted by ARS to Pediatrix under this Agreement. With respect to ARS Patents not solely owned by ARS, ARS licenses such ARS Patents in a manner that permits exclusive sublicenses as provided in this Agreement. All ARS Patents owned by ARS and, to ARS’s knowledge, all other ARS Patents, are (i) subsisting and in good standing and (ii) being diligently prosecuted in the respective patent offices in accordance with Applicable Laws, and have been filed and maintained properly. To ARS’s knowledge, as if the Effective Date, all issued ARS Patents are valid and enforceable;

(b)

(i) ARS has obtained from all individuals and entities that participated with ARS in the invention of any ARS Patents (except for any ARS Patents in-licensed by ARS under the Upstream Licenses) effective assignments of all ownership rights of such individuals and entities in such ARS Patents either pursuant to written agreements or by operation of law; (ii) to its knowledge, all such assignments are valid and enforceable, and (iii) to its knowledge, the inventorship of the ARS Patents that are solely owned by ARS or its Affiliates is properly identified on each issued patent or patent application in such ARS Patents;

(c)

all application, registration, maintenance and renewal fees in respect of the ARS Patents have been paid and to ARS’s knowledge, all necessary documents and certificates have been filed with the relevant agencies for the purpose of maintaining such ARS Patents;

(d)	ARS has not received any written notice or does not otherwise have knowledge prior to Effective Date that its activities with the Product has infringed or would infringe any Third Party Patents;

(e)

ARS has not, of the Effective Date, granted any Third Party rights under the ARS Technology or to Develop, Manufacture, register, use or Commercialize the Product in the Field in the Pediatrix Territory that would conflict with Pediatrix’s rights hereunder;

(f)	there are no pending or, to ARS’s knowledge, no threatened in writing, adverse actions, suits or proceedings against ARS involving the ARS Technology or Product;

(g)	ARS has not initiated or been involved in any proceedings or claims in which it alleges that any Third Party is or was infringing or misappropriating any ARS Patents or ARS Know- How;

(h)

the ARS Technology includes (i) all Know-How Controlled by ARS or its Affiliates that is necessary to Develop, Manufacture and Commercialize the Compositions and Products in the Field in the Pediatrix Territory as such Development, Manufacture, and Commercialization is currently being conducted by ARS or contemplated to be conducted by the Parties hereunder, and (ii) all Patents in the Pediatrix Territory that are Controlled by ARS or its Affiliates that are necessary to Develop, Manufacture and Commercialize a Product in the Field in the Pediatrix Territory as such Development, Manufacture, and Commercialization is currently being conducted by ARS or contemplated to be conducted by the Parties hereunder;

(i)	ARS has complied in all material respects with all material Applicable Laws applicable to its Development and Manufacture of Products in the Field;

(j)	ARS has taken all reasonable precautions to preserve the confidentiality of the ARS Know- How that is existing and documented as of the Effective Date;

(k)	all Upstream Licenses as of the Effective Date are listed in Exhibit 2. ARS and its Affiliates

(i)

have been in compliance (1) with all payment terms and (2) in all material respects with all other terms and conditions with the Upstream Licenses as of the Effective Date and all Upstream Licenses as of the Effective Date are in full force and effect; (ii) have not received any written notice that alleges breach or default by ARS of, requests a material amendment of, termination of any Upstream License; (iii) are not aware of any material breach, potential breach, default, or potential default of any Upstream License; (iv) are not aware of any other facts that would result in a material amendment or termination of any Upstream License; and (v) have full rights and authority to grant Pediatrix the right and license to Manufacture the Compositions and Product by Pediatrix, its Affiliates, or Pediatrix’s CMO in the Pediatrix Territory as contemplated under this Agreement (subject to Intravail or dodecyl maltoside being supplied by Aegis to ARS, its Affiliates and its sublicensees including Pediatrix per the Aegis Agreement).

11.4	Covenants of ARS. ARS covenants to Pediatrix that during the Term:

(a)	It shall not grant any license or other right under the ARS Technology that is inconsistent with the License;

(b)	ARS and its Affiliates (i) [***] (1) [***] and (2) [***]; (ii) [***] [***]; (iii) [***]; (iv) [***].

11.5

Disclaimer. Except as expressly set forth in this Agreement, THE TECHNOLOGY AND INTELLECTUAL PROPERTY RIGHTS PROVIDED BY EACH PARTY HEREUNDER ARE PROVIDED “AS IS” AND EACH PARTY EXPRESSLY DISCLAIMS ANY AND ALL WARRANTIES OF ANY KIND, EXPRESS OR IMPLIED, INCLUDING THE WARRANTIES OF DESIGN, MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NONINFRINGEMENT OF THE INTELLECTUAL PROPERTY RIGHTS OF THIRD PARTIES, OR ARISING FROM A COURSE OF DEALING, USAGE OR TRADE PRACTICES, IN ALL CASES WITH RESPECT THERETO. Without limiting the foregoing, (a) neither Party represents or warrants that any true and accurate data obtained in compliance with the laws and regulations of a particular country or jurisdiction from conducting clinical trials in that country or jurisdiction will comply with the laws and regulations of any other country or jurisdiction, and (b) neither Party represents or warrants the success of any study or test conducted by pursuant to this Agreement or the safety or usefulness for any purpose of the technology it provides hereunder.

12.	INDEMNIFICATION

12.1

Indemnification by ARS. ARS hereby agrees to defend, indemnify and hold harmless Pediatrix, its Sublicensees and their respective directors, officers, employees and agents (each, an “Pediatrix Indemnitee”) from and against any and all liabilities, expenses and losses, including reasonable legal expenses and attorneys’ fees (collectively, “Losses”), to which any Pediatrix Indemnitee may become subject as a result of any claim, demand, action or other proceeding by any Third Party to the extent such Losses arise out of: (a) the Development, use, handling, storage, Manufacture sale or other Commercialization of any Composition or Product by ARS or its Affiliates or ARS Collaborators (excluding any activities by or on behalf of Pediatrix or its Affiliates or Sublicensees, or any activities under any Supply Agreement, which are separately addressed in such Supply Agreement), (b) the negligence or willful misconduct of any ARS Indemnitee, or (c) the breach by ARS of any warranty, representation, or covenant made by ARS in this Agreement; except, in each case (a)-(c), to the extent Pediatrix is obligated to indemnify ARS Indemnitees under Section 12.2.

12.2

Indemnification by Pediatrix. Pediatrix hereby agrees to defend, indemnify and hold harmless ARS, its Affiliates and the ARS Collaborators and their respective directors, officers, employees and agents (each, an “ARS Indemnitee”) from and against any and all Losses to which any ARS Indemnitee may become subject as a result of any claim, demand, action or other proceeding by any Third Party to the extent such Losses arise out of: (a) the Development, use, handling, storage, Manufacturing, sale or other Commercialization of any Composition or Product by Pediatrix or its Affiliates or Sublicensees (excluding any activities by or on behalf of ARS or its Affiliates or ARS Collaborators), (b) the negligence or willful misconduct of any Pediatrix Indemnitee, or (c) the breach by Pediatrix of any warranty, representation or covenant made by Pediatrix in this Agreement; except, in each case (a)-(c), to the extent ARS is obligated to indemnify Pediatrix Indemnitees under Section 12.1.

12.3

Procedure. A Party that intends to claim indemnification under this Article 12 (the “Indemnitee”) shall promptly notify the indemnifying Party (the “Indemnitor”) in writing of any Third Party claim, demand, action or other proceeding (each, a “Claim”) in respect of which the Indemnitee intends to claim such indemnification, and the Indemnitor shall have sole control of the defense or settlement thereof. The Indemnitee may participate at its expense in the Indemnitor’s defense of and settlement negotiations for any Claim with counsel of the Indemnitee’s own selection. The indemnity arrangement in this Article 12 shall not apply to amounts paid in settlement of any action with respect to a Claim, if such settlement is effected without the consent of the Indemnitor, which consent shall not be withheld, conditioned, or delayed unreasonably. The failure to deliver written notice to the Indemnitor within a reasonable time after the commencement of any action with respect to a Third Party Claim shall only relieve the Indemnitor of its indemnification obligations under this Article 12 if and to the extent the Indemnitor is actually prejudiced thereby. The Indemnitee shall cooperate fully with the Indemnitor and its legal representatives in the investigation of any action with respect to a Claim covered by this indemnification.

12.4

Insurance. Each Party, at its own expense, shall maintain product liability and other appropriate insurance (or self-insure) in an amount consistent with sound business practice and reasonable in light of its obligations under this Agreement during the Term. Each Party shall provide a certificate of insurance (or evidence of self-insurance) evidencing such coverage to the other Party upon request.

12.5

Limitation of Liability. EXCEPT FOR LIABILITY FOR BREACH OF ARTICLE 13 AND UNLESS OTHERWISE EXPRESSLY STATED IN THIS AGREEMENT, NEITHER PARTY SHALL BE ENTITLED TO RECOVER FROM THE OTHER PARTY ANY SPECIAL, INCIDENTAL, CONSEQUENTIAL OR PUNITIVE DAMAGES IN CONNECTION WITH THIS AGREEMENT OR ANY LICENSE GRANTED HEREUNDER; PROVIDED, HOWEVER, THAT THIS SECTION 12.5 SHALL NOT BE CONSTRUED TO LIMIT EITHER PARTY’S INDEMNIFICATION OBLIGATIONS UNDER THIS ARTICLE 12.

13.	CONFIDENTIALITY

13.1

Confidential Information. Except to the extent expressly authorized by this Agreement or otherwise agreed in writing by the Parties, during the Term and for [***] thereafter, the receiving Party shall keep confidential and shall not publish or otherwise disclose and shall not use for any purpose other than as expressly provided for in this Agreement any Confidential Information of the other (disclosing) Party under this Agreement, and both receiving Parties shall keep confidential and, subject to Sections 13.2, 13.3 and 13.5, shall not publish or otherwise disclose the terms of this Agreement. Each receiving Party may use the disclosing Party’s Confidential Information only to the extent required to accomplish the purposes of this Agreement, including exercising its rights or performing its obligations. Each receiving Party shall use at least the same standard of care as it uses to protect proprietary or confidential information of its own (but no less than reasonable care) to ensure that its employees, agents, consultants, contractors and other representatives do not disclose or make any unauthorized use of the disclosing Party’s Confidential Information. Each receiving Party shall promptly notify the disclosing Party upon discovery of any unauthorized use or disclosure of the disclosing Party’s Confidential Information. New IP shall be considered the Confidential Information of ARS, and ARS shall be considered the disclosing Party and Pediatrix the receiving Party with respect to all New IP.

13.2

Exceptions. The obligations of confidentiality and restriction on use under Section 13.1 shall not apply to any information that the receiving Party can demonstrate through contemporaneous written records: (a) is now, or hereafter becomes, through no act or failure to act on the part of the receiving Party or its representatives, generally known or available to the public; (b) is known by the receiving Party at the time of receiving such information, other than by previous disclosure of the disclosing Party, or its Affiliates, employees, agents, or contractors; (c) is hereafter furnished to the receiving Party without restriction by a Third Party who has no obligation of confidentiality or limitations on use with respect thereto, as a matter of right; or (d) is independently discovered or developed by the receiving Party without the use of Confidential Information belonging to the disclosing Party.

13.3

Authorized Disclosure. Each receiving Party may disclose Confidential Information belonging to the disclosing Party as expressly permitted by this Agreement or if and to the extent such disclosure is reasonably necessary in the following instances:

(a)	filing, prosecuting, or maintaining Patents as permitted by this Agreement;

(b)	regulatory filings for Products (for Pediatrix, only in the Pediatrix Territory) that such Party has a license or right to Develop hereunder in a given country or jurisdiction;

(c)	prosecuting or defending litigation arising under this Agreement;

(d)	complying with applicable court orders or governmental regulations; and

(e)

disclosure to its and its Affiliates’ employees, contractors and agents, to ARS Collaborators (in the case of ARS) and to Sublicensees (in the case of Pediatrix), in each case on a need- to-know basis in connection with the Development and manufacture of Compositions, and Development, manufacture and Commercialization of Products in accordance with the terms of this Agreement, in each case under written obligations of confidentiality and non- use at least as stringent as those herein; and

(f)

disclosure to potential and actual investors, acquirers, licensees and other financial or commercial partners solely for the purpose of evaluating or carrying out an actual or potential investment, acquisition or collaboration in such receiving Party, in each case under written or professional obligations of confidentiality and non-use at least as stringent as those herein.

Notwithstanding the foregoing, in the event a receiving Party is required to make a disclosure of the disclosing Party’s Confidential Information pursuant to Section 13.3(c) or (d), and before making any such disclosure, it shall, except where impracticable or prohibited, give prompt advance written notice to the disclosing Party of such requirement and its intended disclosure, and shall cooperate with the disclosing Party’s efforts to limit or avoid such disclosure and/or to seek a protective order, confidential treatment of such Confidential Information or other available remedy. In any event, the Parties agree to take all reasonable action to avoid disclosure of a disclosing Party’s Confidential Information hereunder. Any information disclosed pursuant to Section 13.3(c) or (d) shall remain Confidential Information and subject to the restrictions set forth in this Agreement, including the foregoing provisions of this Article 13.

13.4

Publications. ARS shall have the right to review and comment on any material proposed for public disclosure or publication by Pediatrix regarding results of and other information regarding the other Pediatrix’s Development or Commercialization activities with respect to Products, whether by oral presentation, manuscript or abstract, or other means of public disclosure, and including disclosures to the investment community, if such proposed public disclosure or publication might negatively affect Development and/or Commercialization of Products outside the Pediatrix Territory. For the sake of clarity, any press release by Pediatrix shall follow the process set forth in Section 13.5 below, and not the process contained in this Section 13.4. Before any such material described in this Section 13.4 is submitted for publication or presentation of any such material is made, Pediatrix shall deliver a complete copy in the English language to ARS prior to submitting the material to a publisher or initiating any other public disclosure. ARS shall review any such material and give its comments to Pediatrix as soon as practicable. With respect to oral presentation materials and abstracts, ARS shall make reasonable efforts to expedite review of such oral presentation materials and abstracts, and shall return its comments if any, on such items as soon as practicable to Pediatrix. Pediatrix shall comply with ARS’ request to delete references to ARS’ Confidential Information in any such material and shall delay any submission for publication or other public disclosure for a period of up to an additional [***] for the purpose of preparing and filing appropriate patent applications.

13.5

Publicity; Public Disclosures. The Parties may issue an initial press release following the Effective Date. It is understood that each Party may desire or be required to issue subsequent press releases relating to this Agreement or activities hereunder. The Parties shall consult with each other reasonably and in good faith with respect to the text and timing of all press releases prior to the issuance thereof, to the extent practicable, provided that a Party may not unreasonably withhold, condition or delay consent to such press releases, and that either Party may issue such press releases or make such disclosures to the SEC or other applicable stock exchange or similar agencies as it determines, based on advice of counsel, are reasonably necessary to comply with rules of the stock exchange or Applicable Law. Each Party shall provide the other Party with advance notice of legally required disclosures to the extent practicable. The Parties shall consult with each other on the provisions of this Agreement to be redacted in any filings made by a Party with the SEC or other stock exchange or as otherwise required by Applicable Laws; provided that each Party shall have the right to make any such filing as it reasonably determines necessary under the rules of the stock exchange or Applicable Laws. In addition, following the initial press release announcing this Agreement, either Party shall be free to disclose, without the other Party’s prior written consent, the existence of this Agreement, the identity of the other Party and those terms of the Agreement which have already been publicly disclosed in accordance herewith.

13.6

Prior Confidentiality Agreement. As of the Effective Date, the terms of this Article 13 shall supersede any prior non-disclosure, secrecy or confidentiality agreement between the Parties (or their Affiliates) relating to the subject of this Agreement, including the Confidentiality Agreement. Any information disclosed pursuant to any such prior agreement shall be deemed Confidential Information for purposes of this Agreement.

13.7

Equitable Relief. Given the nature of the Confidential Information and the competitive damage that a Party would suffer upon unauthorized disclosure, use or transfer of its Confidential Information to any Third Party, the Parties agree that monetary damages would not be a sufficient remedy for any breach of this Article 13. In addition to all other remedies, a Party shall be entitled to specific performance and injunctive and other equitable relief as a remedy for any breach or threatened breach of this Article 13.

14.	TERM AND TERMINATION

14.1

Term. This Agreement shall commence on the Effective Date and, unless terminated earlier as provided in this Article 14 or by mutual written agreement of the Parties, shall continue, on a Product-by-Product and region-by-region basis, until the expiration of the applicable Royalty Term in the Pediatrix Territory (the “Term”). Upon expiration (but not termination) of this Agreement for a Product in a region in the Pediatrix Territory, Pediatrix’s licenses under Section 2.1 shall become perpetual, irrevocable, exclusive, fully paid-up and royalty free with respect to such Product in such region.

14.2	Termination for Cause.

(a)

Material Breach. Each Party shall have the right to terminate this Agreement in its entirety upon written notice of termination delivered to the other Party, if such other Party materially breaches this Agreement and has not cured such breach within sixty (60) days (thirty (30) days with respect to any payment breach) after receipt of written notice from the non- breaching Party describing such breach and demanding its cure; provided that if such breach is not reasonably capable of cure within the above cure period, but is capable of cure within 120 days from such notice, then, provided the breaching Party submits a reasonable cure plan to remedy such breach, the above cure period shall be automatically extended for so long as the breaching Party continues to use Commercially Reasonable Efforts to cure such breach in accordance with the cure plan, but for no more than 60 additional days. If the allegedly breaching Party in good faith disputes such material breach and provides written notice of that dispute to the other Party within the applicable period set forth above, the matter shall be addressed under the dispute resolution provisions in Article 15, and the termination shall not become effective unless and until it has been determined under Article 15 that the allegedly breaching Party is in material breach of this Agreement and has failed to cure such breach within the time periods provided in this Section 14.2(a). It is understood and acknowledged that during the pendency of such a dispute, all of the terms and conditions of this Agreement shall remain in effect and the Parties shall continue to perform all of their respective obligations hereunder.

(b)

Bankruptcy. Each Party shall have the right to terminate this Agreement in its entirety upon written notice to the other Party if such other Party makes a general assignment for the benefit of creditors, files a voluntary insolvency petition in bankruptcy, petitions for or acquiesces in the appointment of any receiver, trustee or similar officer to liquidate or conserve its business or any substantial part of its assets, commences under the laws of any jurisdiction any proceeding involving its dissolution, liquidation or any other similar proceeding for the release of financially distressed debtors or becomes a party to any proceeding or action of the type described above and such proceeding is not dismissed within [***] after the commencement thereof.

14.3

Termination for Patent Challenge. ARS shall have the right to terminate this Agreement in its entirety upon written notice to Pediatrix if Pediatrix or any of its Affiliates or Sublicensees directly, or indirectly through any Third Party, (a) commences any interference or opposition proceeding with respect to, or opposes any extension of or the grant of a supplementary protection certificate with respect to, any ARS Patent, or (b) institutes, actively participates as an adverse party in, or otherwise provides material support to, any action, suit or other proceeding to invalidate any ARS Patent or to obtain a ruling that any claim within any ARS Patent is unenforceable or not patentable; provided, however, that ARS shall not have the right to terminate this Agreement under this Section 14.3, if (i) such challenge was brought by a Sublicensee and Pediatrix has terminated such sublicense within thirty (30) days of ARS’s notice to Pediatrix under this Section 14.3, (ii) such challenge is based solely on the scope of an ARS Patent or whether a claim therein qualifies as a Valid Claim and made in defense of a breach claim first brought by ARS against Pediatrix pursuant to this Agreement, or (iii) such challenge is dismissed within thirty (30) days of ARS’s notice to Pediatrix under this Section 14.3 and not thereafter continued.

14.4	Termination by Pediatrix.

(a)	Termination without Cause. Pediatrix shall have the right to terminate this Agreement at any time for any reason or for no reason upon ninety (90) days written notice to ARS.

14.5

Effects of Termination in Certain Situations. Upon any termination of this Agreement by ARS pursuant to Section 14.2, 14.3 or the termination of this Agreement by Pediatrix pursuant to 14.4, the following shall apply:

(a)

Termination of Licenses and Other Rights. All licenses granted to Pediatrix shall automatically terminate, all other rights and obligations of the Parties under this Agreement shall terminate except as provided in to Section 14.8, and all sublicenses under the ARS Technology granted from Pediatrix to any Sublicensee shall automatically terminate (provided that, upon the request of a Sublicensee that is not in breach of the sublicense agreement, ARS shall consider in good faith to enter into direct agreement with such Sublicensee), in each case on the effective date of termination.

(b)	Pediatrix Technology. The license granted to ARS pursuant to Section 2.3 shall continue and shall become worldwide.

(c)

Assignments. ARS shall notify Pediatrix within [***] after the effective date of termination whether it wishes to obtain the assignments set forth in this Sections 14.5(c). Except as otherwise specified below, all such assignments under Sections 14.5(c) shall be without cost to ARS.

(i)

Regulatory Filings. As promptly as practicable (and in any event within [***]) after such notice, Pediatrix shall: (A) to the extent not previously provided to ARS, deliver to ARS true, correct and complete copies of all Regulatory Filings (including Regulatory Approvals) for Products in the Field in the Pediatrix Territory, and provide to ARS all Pediatrix Know-How not previously disclosed to ARS; (B) to the extent permissible under Applicable Laws, transfer and assign, or cause to be transferred or assigned, to ARS or its designee (or to the extent not so assignable, take all reasonable actions to make available to ARS or its designee all of the benefits of) all Regulatory Filings (including Regulatory Approvals) for Products in the Field in the Pediatrix Territory, whether held in the name of Pediatrix or its Affiliate or Sublicensee; and (C) take such other actions and execute such other instruments, assignments and documents as may be necessary to effect, evidence, register and record the transfer, assignment or other conveyance of rights under this Section 14.5(c)(i) to ARS. If the assignment of the Regulatory Filings to ARS is not permitted by Applicable Law or otherwise upon ARS’s request, [***], Pediatrix shall continue to hold any such Regulatory Filings for the sole benefit of ARS or its designee (in which case, Pediatrix shall appoint ARS or its designee as the exclusive distributor (with the right to subcontract and appoint subdistributors) under such Regulatory Filings for the Product in the Pediatrix Territory, and also as its agent to interact with the applicable Regulatory Authority in the Pediatrix Territory with respect to such Regulatory Filings), until such time ARS or its designee files its own Regulatory Filings and obtains its own Regulatory Approvals for the Product in the Pediatrix Territory, at which time Pediatrix shall terminate or withdraw its Regulatory Fillings for the Product in the Pediatrix Territory.

(ii)

Trademarks. Pediatrix shall, and hereby does, effective upon such termination, assign to ARS all of Pediatrix’s and its Affiliates’ right, title and interest in and to any and all Pediatrix Product Trademarks in the Pediatrix Territory, including all goodwill therein, and Pediatrix shall promptly take such actions and execute such instruments, assignments and documents as may be necessary to effect, evidence, register and record such assignment.

(d)

Wind-Down. Pediatrix shall, as directed by ARS, either wind-down any ongoing Development activities of Pediatrix and its Sublicensees with respect to any Compositions or Products in the Field in the Pediatrix Territory in an orderly fashion or promptly transfer such Development activities to ARS or its designee, in compliance with all Applicable Laws.

(e)

Transition Assistance. Pediatrix shall, [***], provide reasonable consultation and assistance for a period of no more than [***] for the purpose of transferring or transitioning to ARS all Pediatrix Know-How not already in ARS’s possession and, at ARS’s request, all then-existing commercial arrangements relating specifically to Compositions and Products that Pediatrix is able, using Commercially Reasonable Efforts, to transfer or transition to ARS, in each case, to the extent reasonably necessary or useful for ARS to commence Developing, manufacturing, or Commercializing Products in the Pediatrix Territory. The foregoing shall include transferring, upon request of ARS, any agreements with Third Party suppliers or vendors that specifically cover the supply or sale of Compositions or Products in the Pediatrix Territory. If any such contract between Pediatrix and a Third Party is not assignable to ARS (whether by such contract’s terms or because such contract does not relate specifically to Compositions or Products) but is otherwise reasonably necessary or useful for ARS to commence Developing, manufacturing, or Commercializing Products in the Pediatrix Territory, or if Pediatrix manufactures the Product itself (and thus there is no contract to assign), then at ARS’s cost, Pediatrix shall reasonably cooperate with ARS to negotiate for the continuation of services or supply from such entity, or Pediatrix shall supply such Composition or Product, as applicable, to ARS for a reasonable period (not to exceed [***]) until ARS establishes an alternate, validated source of such services or supply of finished, packaged, labeled Product for the Pediatrix Territory. Such supply shall be at a price equal to [***]% [***], with such cost calculated as [***].

(f)

Remaining Inventories. Pediatrix shall have the right, for a period of [***] following termination of this Agreement, to sell or otherwise dispose of any Products, as applicable, on hand at the time of such termination or in the process of Manufacturing; provided that Pediatrix continue to pay royalty to ARS on the sale of such Products. Thereafter, at ARS’s election and request, Pediatrix shall transfer to ARS or its designee some or all inventory of Compositions and Products then in the possession or control of Pediatrix, its Affiliates or sublicensees, at a price equal to [***], with such cost calculated as described [***].

14.6	Effects of Termination by Pediatrix. If Pediatrix terminates this Agreement pursuant to Section 14.2:

(a)

Sections 14.5(a), 14.5(c)-14.5(f) shall apply, provided that, [***] shall reimburse all internal (at a fully-burdened rate) and external costs incurred by [***] to conduct activities under 14.5(c)-14.5(f), notwithstanding anything to the contrary in 14.5(c)-14.5(f).

(b)

The license granted to ARS pursuant to Section 2.3 shall continue outside the Pediatrix Territory. Upon ARS’s request, Pediatrix shall negotiate in good faith with ARS the terms and conditions to expand such license to the Pediatrix Territory.

14.7

Confidential Information. Upon termination of this Agreement in its entirety, except to the extent that a receiving Party obtains or retains the right to use the disclosing Party’s Confidential Information, each receiving Party shall promptly return to the disclosing Party, or delete or destroy, all relevant records and materials in such receiving Party’s possession or control containing Confidential Information of the disclosing Party; provided that such receiving Party may keep one copy of such materials for archival purposes only subject to continuing confidentiality obligations. All Pediatrix Know-How assigned to ARS after the termination of this Agreement as set forth in Section 14.5 and 14.6(a) shall be deemed ARS’s Confidential Information and no longer Pediatrix’s Confidential Information.

14.8

Survival. Expiration or termination of this Agreement shall not relieve the Parties of any obligation or right accruing prior to such expiration or termination. Except as set forth below or elsewhere in this Agreement, the obligations and rights of the Parties under the following provisions of this Agreement shall survive expiration or termination of this Agreement: Article 1(Definitions), Article 8 (Fees and Payments) (solely to the extent payments have accrued prior to the effective date of termination), Article 9 (Payments; Records; Audits) (solely to the extent payments have accrued prior to the effective date of termination), Article 12 (Indemnification)(excluding Section 12.4 (Insurance)), Article 13 (Confidentiality), Article 15 (Dispute Resolution), Article 16 (General Provisions), Section 10.1 (Ownership), Section 11.5 (Disclaimer), Section 14.1 (Term) (which shall survive only with respect to licenses that have become perpetual and irrevocable prior to the expiration or early termination of this Agreement), and Section 14.5 (Effects of Termination in Certain Situations) through Section 14.11 (Rights in Bankruptcy) (as applicable).

14.9

Exercise of Right to Terminate. The use by either Party hereto of a termination right provided for under this Agreement shall not give rise to the payment of damages or any other form of compensation or relief to the other Party with respect thereto; provided, however, that termination of this Agreement shall not preclude either Party from claiming any other damages, compensation or relief that it may be entitled to upon such termination.

14.10

Damages; Relief. Subject to Section 14.8, termination of this Agreement shall not preclude either Party from claiming any other damages, compensation or relief that it may be entitled to upon such termination.

14.11

Rights in Bankruptcy. All rights and licenses granted under or pursuant to this Agreement by one Party to the other Party are, and shall otherwise be deemed to be, for purposes of Section 365(n) of the U.S. Bankruptcy Code or comparable provision of applicable bankruptcy or insolvency laws, licenses of right to “intellectual property” as defined under Section 101 of the U.S. Bankruptcy Code or comparable provision of applicable bankruptcy or insolvency laws. A Party that is a licensee of such rights under this Agreement shall retain and may fully exercise all of its rights and elections under the U.S. Bankruptcy Code or comparable provision of applicable bankruptcy or insolvency laws. In the event of the commencement of a bankruptcy proceeding by or against a Party to this Agreement under the U.S. Bankruptcy Code or comparable provision of applicable bankruptcy or insolvency laws, the other Party shall be entitled to a complete duplicate of (or complete access to, as appropriate) any such intellectual property and all embodiments of such intellectual property that are necessary for use and exploitation of such other Party’s licenses and rights hereunder, and same, if not already in its possession, shall be promptly delivered to it (a) upon any such commencement of a bankruptcy or insolvency proceeding upon its written request therefor, unless the bankrupt Party elects to continue to perform all of its obligations under this Agreement, or (b) if not delivered under (a) above, following the rejection of this Agreement by or on behalf of the bankrupt Party upon written request therefor by the other Party. In the event where any Third Party other than the bankrupt Party (including but not limited to CMO) owns or possesses a complete duplicate of (or complete access to, as appropriate) any such intellectual property and all embodiments of such intellectual property that are necessary for use and exploitation of such other Party’s licenses and rights hereunder, and same, the bankrupt Party shall procure such Third Party to deliver such complete duplicate to the other Party, upon such other Party’s written request.

15.	DISPUTE RESOLUTION

15.1

Objective. The Parties recognize that disputes as to matters (i) arising under, or relating to, this Agreement or (ii) either Party’s rights and obligations hereunder may arise from time to time. It is the objective of the Parties to establish procedures to facilitate the resolution of such disputes in an expedient manner by mutual cooperation and without resort to litigation. To accomplish this objective, the Parties agree to follow the procedures set forth in this Article 15 to resolve any such dispute if and when it arises.

15.2

Resolution by Executive Officers. Except as otherwise provided in Article 3, if an unresolved dispute as to matters arising under or relating to this Agreement or either Party’s rights and obligations hereunder arises, either Party may refer such dispute to the Executive Officers, who shall meet in person or by telephone within [***] after such referral to attempt in good faith to resolve such dispute. If such matter cannot be resolved by discussion of such Executive Officers within such [***] period (as may be extended by mutual written agreement), such dispute shall be resolved in accordance with Section 15.3.

15.3	Arbitration.

(a)

If the Parties do not resolve a dispute as provided in Section 15.2, and a Party wishes to pursue the matter, each such dispute that is not an Excluded Claim (defined below) shall be resolved by binding arbitration in accordance with the Rules of Arbitration of the International Chamber of Commerce (“ICC”) as then in effect (the “ICC Rules”), which ICC Rules are deemed to be incorporated by reference into this clause, using the laws of the State of New York. The arbitration award rendered in any such arbitration shall be final and not appealable and may be executed by any court of competent jurisdiction. If either Party intends to commence binding arbitration of such dispute, such Party shall provide written notice to the other Party informing the other Party of such intention and the issues to be resolved. Within [***] after the receipt of such notice, the other Party may, by written notice to the Party initiating binding arbitration, add additional issues to be resolved.

(b)

The arbitration shall be conducted by a panel of [***] appointed in accordance with the ICC Rules, none of whom shall be a current or former employee or director, or a then-current stockholder, of either Party, their respective Affiliates or any Sublicensee. The place of arbitration shall be New York City, NY, and all proceedings and communications shall be in English.

(c)

It is the intention of the Parties that discovery, although permitted as described herein, shall be limited except in exceptional circumstances. The arbitrators shall permit such limited discovery necessary for an understanding of any legitimate issue raised in the arbitration, including the production of documents. No later than [***] after selection of the arbitrators, the Parties and their representatives shall hold a preliminary meeting with the arbitrators, to mutually agree upon and thereafter follow procedures seeking to assure that the arbitration shall be concluded within [***] from such meeting. Failing any such mutual agreement, the arbitrators shall design and the Parties shall follow procedures to such effect.

(d)

Either Party may apply to the arbitrators for interim injunctive relief until the arbitration award is rendered or the controversy is otherwise resolved. Either Party also may, without waiving any remedy under this Agreement, seek from any court having jurisdiction any injunctive or provisional relief necessary to protect the rights or property of that Party pending the arbitration award. The arbitrators shall have no authority to award punitive or any other non- compensatory damages. The award shall be in writing and shall describe the basis for the award and the arbitrators’ decision(s). The arbitrators shall have the power to order that all or part of the legal or other costs incurred by a Party in connection with the arbitration be paid by the other Party. Each Party shall bear an equal share of the arbitrators’ and any administrative fees of arbitration.

(e)

Except to the extent necessary to confirm or enforce an award or as may be required by Applicable Law, neither a Party nor an arbitrator may disclose the existence, content, or results of an arbitration without the prior written consent of both Parties. In no event shall an arbitration be initiated after the date when commencement of a legal or equitable proceeding based on the dispute, controversy or claim would be barred by the applicable statute of limitations.

(f)

As used in this Section, the term “Excluded Claim” means a dispute, controversy or claim that concerns (i) the validity, enforceability or infringement of a patent, trademark or copyright or (ii) any antitrust, anti-monopoly or competition law or regulation, whether or not statutory.

16.	GENERAL PROVISIONS

16.1

Governing Law. This Agreement, and all questions regarding the existence, validity, interpretation, breach or performance of this Agreement, shall be governed by, and construed and enforced in accordance with, the laws of the State of New York, United States, without reference to its conflicts of law principles. The application of the U.N. Convention on Contracts for the International Sale of Goods (1980) is excluded.

16.2

Entire Agreement; Modification. This Agreement is both a final expression of the Parties’ agreement and a complete and exclusive statement with respect to all of its terms. This Agreement supersedes all prior and contemporaneous agreements and communications, whether oral, written or otherwise, concerning any and all matters contained herein. This Agreement may only be modified or supplemented in a writing expressly stated for such purpose and signed by the Parties to this Agreement.

16.3

Relationship Between the Parties. The Parties’ relationship, as established by this Agreement, is solely that of independent contractors. This Agreement does not create any partnership, joint venture or similar business relationship between the Parties. Neither Party is a legal representative of the other Party, and neither Party can assume or create any obligation, representation, warranty or guarantee, express or implied, on behalf of the other Party for any purpose whatsoever.

16.4

Non-Waiver. The failure of a Party to insist upon strict performance of any provision of this Agreement or to exercise any right arising out of this Agreement shall neither impair that provision or right nor constitute a waiver of that provision or right, in whole or in part, in that instance or in any other instance. Any waiver by a Party of a particular provision or right shall be in writing, shall be as to a particular matter and, if applicable, for a particular period of time and shall be signed by such Party.

16.5

Assignment. Except as expressly provided hereunder, neither this Agreement nor any rights or obligations of a Party hereunder may be assigned or otherwise transferred by either Party without the prior written consent of the other Party (which consent shall not be unreasonably withheld, conditioned or delayed); provided, however, that either Party may, upon the prior notice to the other Party, assign or otherwise transfer this Agreement in its entirety without the other Party’s consent:

(a)

in connection with the transfer or sale to a Third Party of all or substantially all of the business or assets of such Party relating to Products, whether by merger, consolidation, divesture, restructure, sale of stock, sale of assets or otherwise, provided that in the event of any such transaction (whether this Agreement is actually assigned or is assumed by the acquiring Party by operation of law (e.g., in the context of a reverse triangular merger)), intellectual property rights of the acquiring party to such transaction (if other than one of the Parties to this Agreement) prior to the closing of such transaction or developed or acquired by the acquiring party thereafter independent of this Agreement shall not be included in the technology licensed hereunder; or

(b)

to an Affiliate, provided that the assigning Party shall remain liable and responsible to the non-assigning Party hereto for the performance and observance of all such duties and obligations by such Affiliate.

The rights and obligations of the Parties under this Agreement shall be binding upon and inure to the benefit of the successors and permitted assigns of the Parties specified above, and the name of a Party appearing herein shall be deemed to include the name of such Party’s successors and permitted assigns to the extent necessary to carry out the intent of this section. Any assignment not in accordance with this Section 16.5 shall be null and void.

16.6

Performance by Affiliates. Each Party may discharge any obligations and exercise any right hereunder through any of its Affiliates and each Party hereby guarantees the performance by its Affiliates of such Party’s obligations under this Agreement, without sublicense or assignment, and shall cause its Affiliates to comply with the provisions of this Agreement in connection with such performance. Any breach by such Affiliate of any of such Party’s obligations under this Agreement shall be deemed a breach by such Party, and the other Party may proceed directly against such Party (or such Affiliate) without any obligation to first proceed against such Party’s Affiliate (or such Party).

16.7

Severability. If, for any reason, any part of this Agreement is adjudicated invalid, unenforceable or illegal by a court of competent jurisdiction, such adjudication shall not, to the extent feasible, affect or impair, in whole or in part, the validity, enforceability, or legality of any remaining portions of this Agreement. All remaining portions shall remain in full force and effect as if the original Agreement had been executed without the invalidated, unenforceable or illegal part.

16.8

Notices. Any notice to be given under this Agreement must be in writing and delivered either in person, or by (a) air mail (postage prepaid) requiring return receipt, (b) overnight courier, or (c) facsimile or electronic mail (with written confirmation of the recipient) thereafter by any of the foregoing, to the Party to be notified at its address(es) given below, or at any address such Party may designate by prior written notice to the other in accordance with this Section 16.8. Notice shall be deemed sufficiently given for all purposes upon the earliest of: (i) the date of actual receipt; (ii) if air mailed, [***] after the date of postmark; (iii) if delivered by overnight courier, the next day the overnight courier regularly makes deliveries, (iv) if sent by facsimile, the date of confirmation of receipt if during the recipient Party’s normal business hours, otherwise the next business day, and (v) if notice is given by electronic mail, a hard copy shall be provided via air mail (postage prepaid) requiring return receipt, or courier service; the receipt of such hard copy by the receiving Party shall constitute notice here under.

If to Pediatrix, notices must be addressed to:

Pediatrix Therapeutics

Attention: Chief Executive Officer

Fascimile:

with a copy to:

F-Prime Capital, 1 Main St., 13th Flr, Cambridge, MA 02142

Attention: Ketan Patel and Chong Xu

Fascimile:

If to ARS, notices must be addressed to:

ARS Pharmaceuticals, Inc.

3525 Del Mar Heights Rd., #855 San Diego, CA 92130, USA

Attention: Chief Executive Officer

Facsimile:

with a copy to:

ARS Pharmaceuticals, Inc.

3525 Del Mar Heights Rd., #855 San Diego, CA 92130, USA

Attention: Chief Business Officer

Facsimile:

16.9

Force Majeure. Each Party shall be excused from liability for the failure or delay in performance of any obligation under this Agreement (other than failure to make payment when due, except that the force majeure event itself prevents the making of such payment) by reason of any event beyond such Party’s reasonable control including but not limited to Acts of God, fire, flood, explosion, earthquake, epidemic, pandemic or related government orders, or other natural forces, war, civil unrest, acts of terrorism, accident, destruction or other casualty, or any other event similar to those enumerated above. Such excuse from liability shall be effective only to the extent and duration of the event(s) causing the failure or delay in performance and provided that the affected Party has not directly or indirectly caused such event(s) to occur. Notice of a Party’s failure or delay in performance due to force majeure must be given in writing to the other Party within [***] after its occurrence. All delivery dates under this Agreement that have been affected by force majeure shall be tolled for the duration of such force majeure, provided the affected Party shall promptly undertake and continue to undertake all reasonable efforts necessary to cure such force majeure or to perform its obligations despite the ongoing force majeure. In no event shall any Party be required to prevent or settle any labor disturbance or labor dispute.

16.10

Interpretation. The headings of clauses contained in this Agreement preceding the text of the sections, subsections and paragraphs hereof are inserted solely for convenience and ease of reference only and shall not constitute any part of this Agreement, or have any effect on its interpretation or construction. All references in this Agreement to the singular shall include the plural where applicable. Unless otherwise specified, references in this Agreement to any Article shall include all Sections, subsections and paragraphs in such Article, references to any Section shall include all subsections and paragraphs in such Section, and references in this Agreement to any subsection shall include all paragraphs in such subsection. The word “including” and similar words means including without limitation. The word “or” means “and/or” unless the context dictates otherwise because the subject of the conjunction are mutually exclusive. The words “herein,” “hereof” and “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular Section or other subdivision. All references to days in this Agreement mean calendar days, unless otherwise specified. Ambiguities and uncertainties in this Agreement, if any, shall not be interpreted against either Party, irrespective of which Party may be deemed to have caused the ambiguity or uncertainty to exist. This Agreement has been prepared in the English language and the English language shall control its interpretation. In addition, all notices required or permitted to be given hereunder, and all written, electronic, oral or other communications between the Parties regarding this Agreement shall be in the English language.

16.11

Further Actions. Each Party agrees to execute, acknowledge and deliver such further instruments, and to do all such other acts, as necessary or appropriate in order to carry out the purposes and intent of this Agreement.

16.12

Counterparts; Electronic or Facsimile Signatures. This Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one instrument. This Agreement may be executed and delivered electronically or be executed by facsimile or PDF signature or other electronic signature means, and upon such delivery such electronic delivery or facsimile, PDF or electronic signature(s) shall be deemed to have the same effect as if the original signature had been delivered to the other Party.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Parties hereto have caused this Collaboration And Distribution Agreement to be executed and entered into by their duly authorized representatives as of the Effective Date.

ARS PHARMACEUTICALS, INC.		PEDIATRIX

By:	/s/ Richard Lowenthal	By:	/s/ Ketan Patel
Name:	Richard Lowenthal	Name:	Ketan Patel
Title:	President & Chief Executive Officer	Title:	Officer
Date:	28 February 2021	Date:	1 March 2021

SIGNATURE PAGE TO COLLABORATION AND LICENSE AGREEMENT